EXHIBIT 2.2

FIRST AMENDMENT TO

AMENDED AND RESTATED SALE AND PURCHASE AGREEMENT

OF SHARE CAPITAL

This First Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital (this “Amendment”), dated September 22, 2023 and effective as of June 27, 2023 (the “Effective Date”), amends that certain Amended and Restated Sale and Purchase Agreement of Share Capital dated June 27, 20231 (the “Purchase Agreement”), by and between Golden Matrix Group, Inc., a Nevada corporation (the “Purchaser”), and Aleksandar Milovanović, an individual (“Milovanović”); Zoran Milosevic, an individual (“Milosevic”); and Snežana Božović, an individual (“Božović”, and each of Božović, Milovanović and Milosevic, each a “Seller” and collectively the “Sellers”). The Purchaser and the Sellers are referred to herein as the “Parties” and individually as a “Party”. Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Purchase Agreement.

WHEREAS, the Purchaser and the Sellers desire to enter into this Amendment to amend the Purchase Agreement on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the parties hereby acknowledge and confirm the receipt and sufficiency thereof, the parties hereto agree as follows:

1. Amendments to Purchase Agreement. Effective as of the Effective Date:

(a) Section 2.1.1 of the Purchase Agreement is amended and restated to read in its entirety as follows:

“2.1.1 A cash payment of Thirty Million Dollars (USD $30,000,000) (the “Closing Cash Consideration”), which shall be wired to the Sellers in accordance with wire instructions provided by the Sellers to the Purchaser at the Closing, less any amount of the Allocated Closing Cash Portion (as defined in Section 2.1(c), below), which shall be paid as described in Section 2.7, below.”

(b) A new Section 2.1(c) of the Purchase Agreement is added to read in its entirety as follows:

“(c) Payment of a Portion of the Closing Cash Consideration by way of the Allocated Closing Cash Portion.

(i) A total of up to Twenty Million dollars (USD$20,000,000) of the Closing Cash Consideration may be paid to the Sellers by the Purchaser, after Closing pursuant to Section 2.7 hereof, and may be paid solely from the Aggregate Required Closing Cash that the Companies are required to have at Closing pursuant to Section 3.30 hereof, as long as the Aggregate Required Closing Cash, after the payment thereof to Sellers, will not leave any Company insolvent or with inadequate cash to pay its debts, bills, and other liabilities as they become due, in the ordinary course of business.

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1 https://www.sec.gov/Archives/edgar/data/1437925/000147793223004933/gmgi_ex22.htm

First Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

(ii) The applicable portion of the Closing Cash Consideration allocated to the Closing Cash Consideration by the Parties as discussed below, is defined as the “Allocated Closing Cash Portion.” The Allocated Closing Cash Portion shall be deemed a part of the Closing Cash Consideration, and shall decrease proportionately the amount of cash payable by the Purchaser to the Sellers at Closing, with the remaining amount thereof payable pursuant to Section 2.7 hereof.

(iii) The Purchaser shall provide the Sellers written notice of the portion of the Aggregate Required Closing Cash which it proposes to allocate to the Closing Cash Consideration (the “Requested Allocated Closing Cash Portion”) at least ten (10) days prior to the date on which Purchaser in good faith expects all of the conditions to Closing as set forth herein to have occurred (the “Expected Closing Date”). (To be clear, such notice will specify both the Requested Allocated Closing Cash Portion and the Expected Closing Date.) The Sellers shall then have ten (10) days to either (a) accept the Purchaser’s Requested Allocated Closing Cash Portion, in writing, in which case such Requested Allocated Closing Cash Portion shall become the “Allocated Closing Cash Portion” for purposes of this Agreement, and the Parties shall use their commercially reasonable best efforts to close the Acquisition on the Expected Closing Date, or (b) reject such Requested Allocated Closing Cash Portion in writing, by designating a lesser amount of Aggregate Required Closing Cash to become the Allocated Closing Cash Portion, which shall thereafter become the “Allocated Closing Cash Portion” for purposes of this Agreement. If Sellers provide a notice of rejection under Section 2.1(c)(iii)(b): (1) such rejection shall be known as an “Allocated Closing Cash Portion Rejection”; and (2) the amount obtained by taking the Requested Allocated Closing Cash Portion and subtracting the actual amount of Allocated Closing Cash Portion approved by the Seller, shall be known as the “Closing Cash Deficiency”).

(iv) In the event of an Allocated Closing Cash Portion Rejection, the Purchaser shall not be subject to liability for its failure to close the Acquisition by the Expected Closing Date, based on its failure to pay the Closing Cash Consideration, and such failure shall not be deemed a breach of this Agreement. Additionally, the Purchaser shall have up to forty-five (45) additional days from the Expected Closing Date to obtain sufficient funding to pay the Closing Cash Deficiency (a “Closing Cash Extension”). The Purchaser shall use commercially reasonable efforts to promptly raise funding to pay the Closing Cash Deficiency during the Closing Cash Extension, provided that the Purchaser shall not be required to accept any funding terms or other conditions which the Board of Directors of the Purchaser does not determine are in the best interests of the Purchaser or its stockholders under all of the relevant circumstances. In the event the last day of the Closing Cash Extension would be after the date then designated as the Required Closing Date under Section 6.1, the Required Closing Date shall automatically be extended to the date which falls at the end of the Closing Cash Extension. Notwithstanding the above, the Purchaser shall be required to close the Acquisition within five (5) Business Days of Purchaser obtaining sufficient capital to pay the Closing Cash Deficiency, in the event all of the other conditions to Closing have been, or will be, satisfied as of such date.

First Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

(c) Section 2.4.2 of the Purchase Agreement is amended and restated to read in its entirety as follows:

“2.4.2 Following the Closing, (i) Milosevic will provide day-to-day management and operational support for the Companies, all in accordance with the Day-to-Day Management Agreement, his Employment Agreement (if applicable), and any other arrangements between Milosevic and the Companies; (ii) subject to Section 2.4.2(i), the Sellers will provide (and cause the Companies to provide) the Purchaser with full administrative and control access to all Company Systems; (iii) the Sellers will ensure the remittance, subject to all applicable laws, of sufficient funds from the Companies’ bank accounts, reserves, and/or other funding sources to permit the timely satisfaction of Purchaser’s debt obligations to a lender providing the financing contemplated in Section 9.14 (if applicable); and (iv) the Sellers will comply in all respects with the Transaction Documents (hereafter defined).”

(d) Section 2.4.3 of the Purchase Agreement is amended and restated to read as follows:

“2.4.3 Following the Closing, the Sellers and certain key employees of the Companies identified on Schedule 2.4.3 shall, subject to the terms of the Purchaser’s equity incentive plan then in effect for its senior executive employees and consultants and/or subject to an equity plan mutually aggregable to the Sellers and Purchaser and approved by the Shareholders at the Shareholders Meeting (as applicable, the “Equity Incentive Plan”), become eligible for certain equity and equity-based awards under the Equity Incentive Plan. Additionally, promptly (i.e., within thirty (30) days) following the Closing, the Purchaser shall grant the Post-Closing Equity Awards to the Persons identified in Schedule 3.1.3, in amounts or percentages confirmed by the Sellers during that period, not to exceed $3,000,000 in aggregate value, when not including the Director and Executive Awards (defined below). All such Persons shall be new employees/directors of the Purchaser following the Closing and/or employees and/or consultants of the Company Parties. All Post-Closing Equity Awards shall be granted to those persons who provide bona fide services to the Purchaser or the Company Parties post-Closing, shall be subject to vesting terms as set by the Compensation Committee of the Board of Directors of the Purchaser, and shall be subject to agreements evidencing such awards, the terms of the Equity Incentive Plan, and shall further be subject to applicable laws. For the avoidance of doubt, the Parties agree that if the Equity Incentive Plan relates to Companies and their employees, any incentive provided by the Companies shall be in line with applicable Laws in the jurisdiction of each respective Company. In addition, (A) Sellers’ board nominees who are appointed to Purchaser’s Board of Directors shall receive similar grants and awards as Purchaser’s current Board of Directors and (B) the Chief Executive Officer of one or more Companies, Zoran Milosevic, shall be granted awards matching the Purchaser CEO’s Incentive stock for 2024 and thereafter (as applicable), under the terms of the Equity Incentive Plan, and Company executive and Seller Božović, as registered secretary of certain of the Companies, shall be granted awards matching the Incentive Stock granted to the Purchaser’s Chief Operating Officer for 2024 and thereafter (as applicable), under the terms of the Equity Incentive Plan (collectively, the “Director and Executive Awards”).”

First Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

(e) A new Section 2.7 of the Purchase Agreement is added to read as follows:

“2.7 Payment of Allocated Closing Cash Portion. To the extent that the Purchaser in its reasonable discretion has determined to pay a portion of the Closing Cash Consideration with the Allocated Closing Cash Portion, and the Sellers have agreed to such allocation, as discussed in Section 2.1(c), above, then such portion of the Closing Cash Consideration forming the Allocated Closing Cash Portion shall be paid to the Sellers, by Purchaser, within five (5) Business Days of the Closing Date. Nothing in this Section 2.7 shall limit the Purchaser’s obligation to the pay the portion of the Closing Cash Consideration not a part of the Allocated Closing Cash Portion at the Closing.”

(f) A new Section 2.8 of the Purchase Agreement is added to read as follows:

“2.8 Appointment as Officer and Employment Agreement. For a period of two (2) years following the Closing, at the option of Milosevic, Milosevic shall have the right, in his sole discretion, to provide the Board of Directors of the Purchaser written notice of his intent to be appointed as the Chief Operating Officer of the Purchaser (the “Officer Appointment Notice”). Thereafter the Board of Directors of the Purchaser shall immediately take whatever action is necessary to appoint Milosevic as Chief Operating Officer of the Purchaser, unless a majority of the Board of Directors of the Purchaser determines that there would (as of such date) be reasonable and adequate grounds, if Milosevic were an existing employee of the Purchaser, to discharge and terminate his employment with Cause. Otherwise, Milosevic shall be appointed within thirty (30) days of delivery of his notice. Prior to (but effective upon) such appointment, the Purchaser shall enter into an Employment Agreement with Milosevic in substantially the form of the First Amended and Restated Employment Agreement between Anthony Brian Goodman and the Purchaser (as may be amended or replaced from time to time, including by a replacement employment agreement with any other CEO if, for example, Mr. Goodman passed away or was terminated), with such compensation, benefit, and other terms agreed upon mutually by Milosevic and Purchaser. Moreover, for a period of two (2) years following the Officer Appointment Notice, if, following the entry into effect of such Employment Agreement, Purchaser and Anthony Brian Goodman (or a substitute CEO) agree on any material changes to the CEO’s salary, benefits, or other terms, then the Purchaser and Milosevic shall enter into simultaneous amendment(s) to the Employment Agreement, ensuring that Milosevic enjoys those same benefits and advantages. The parties’ intention herein is for Milosevic and the CEO to have no material differences in their employment benefits, but both enjoy “most favored nation” status equally and fairly.”

First Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

(g) Section 4.24 of the Purchase Agreement is amended and restated to read as follows:

“4.24. Brokers, Finders and Investment Bankers. Except for the Financial Advisor, neither the Purchaser, nor any Affiliate of the Purchaser, has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby. The Purchaser will jointly and severally indemnify, defend, and hold the Sellers harmless against any and all brokerage, finders and other fees payable by the Purchaser hereunder.”

(h) A new Section 4.36 of the Purchase Agreement is added to read as follows:

“4.36 Fairness Opinion. The Board of Directors of Purchaser has received the opinion of Rockport Investment Partners, which the Board of Directors of Purchaser has retained as its financial advisor (at the Purchaser’s sole cost and expense paid in full prior to the Closing) in connection with the transactions contemplated by this Agreement (the “Financial Advisor”), and such opinion states that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the consideration to be received by the Purchaser pursuant to this Agreement is fair, from a financial point of view, to the Purchaser. Copies of the Financial Advisor’s retention or engagement agreement and such opinion have been or will be provided to Sellers for information purposes only. As of the date of this Agreement, such opinion has not been withdrawn or revoked or otherwise modified in any material respect.”

(i) Section 6.1 of the Purchase Agreement is amended and restated to read as follows:

“6.1. Closing. The Closing shall occur automatically, and without any further required action from any Party, upon the satisfaction of the applicable Closing Conditions (described below) which Closing Date shall be no later than March 31, 2024, or such other later date as may be approved by the mutual consent of the Parties (the “Required Closing Date”), subject to Section 2.1(c)(iv) hereof. The Closing shall be deemed effective as of the Effective Date (as applicable) for all purposes.”

(j) Section 6.1.1(A)(ix) of the Purchase Agreement is amended and restated to read as follows:

“(iv) [Intentionally Removed];”

First Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

(k) Section 6.1.1(A)(x) of the Purchase Agreement is amended and restated to read as follows:

“(x) The Sellers shall have delivered executed copies of all officers’ certificates, Schedules, Transaction Documents (including, but not limited to the Day-to-Day Management Agreement and Voting Agreement), exhibits and other documentation and information required pursuant to the terms and conditions of this Agreement;”

(l) Section 6.1.1(B)(i) of the Purchase Agreement is amended and restated to read as follows:

“(i) The Closing Cash Consideration (less the Allocated Closing Cash Portion) and photocopies of the certificates evidencing the Closing Shares as issued by Purchaser’s transfer agent to be released and sent to the Shareholders (or their counsel) on the Closing Date;”

(m) Section 6.1.1(B)(iv) of the Purchase Agreement is amended and restated to read as follows:

“(iv) [Intentionally Removed];”

(n) Section 6.1.1(B)(v) of the Purchase Agreement is amended and restated to read as follows:

“(v) An amendment to the Purchaser’s Articles of Incorporation providing for the declassification of the Board of Directors of the Purchaser, an opt-out of Nevada’s Control Share Act, and Bylaw-amending authority by the Board and, separately (and superiorly), the Shareholders, in a form reasonably acceptable to the Sellers (the “Amended Articles of Incorporation”), which shall have been approved by the Shareholders and filed with the Secretary of State of Nevada; provided, however, that if the Amended Articles of Incorporation are not approved by the Shareholders prior to Closing (despite Goodman’s best efforts to effect the same), then that obligation of the Purchaser shall instead be deemed a post-Closing obligation of the Parties, to be procured by the holding of a meeting of the Shareholders within ninety (90) days following the Closing. The prompt declassification of the Board and other referenced amendments are a material and integral part of this Agreement. The Purchaser shall vote, and shall cause Anthony B. Goodman, the Chief Executive Officer of the Purchaser (“Goodman”), and Luxor Capital LLC, a Nevada limited liability company, to vote, all shares of Common Stock and preferred stock which they hold in favor of (1) the declassification of the Board of Directors and other referenced amendments; and (2) the prompt appointment of the Shareholders’ initial two (2) appointees to the Board of Directors (in accordance with Section 5.4 of Exhibit K), to the extent required;”

First Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

(o) Section 6.1.1(B)(vi) of the Purchase Agreement is amended and restated to read in its entirety as follows:

“(vi) The resolutions of the Directors of the Purchaser authorizing the execution, delivery and performance hereof by the Purchaser in connection herewith and the transactions contemplated hereby (including approval of the form of, and authorizing the filing with the Nevada Secretary of State of, the Amended Articles of Incorporation, Series C Certificate of Designation, and other required Nevada filings, if any, where applicable, subject to shareholder approval thereof) (collectively, the “Purchaser Reorganization Documents”);”

(p) Section 6.1(B)(xi) of the Purchase Agreement is amended and restated to read in its entirety as follows:

“(xi) The Purchaser shall have delivered executed copies of all officers certificates, Schedules, Transaction Documents (including, but not limited to the Day-to-Day Management Agreement and Voting Agreement (which shall also have been executed, to the extent required by the Sellers, by Anthony Brian Goodman and Luxor Capital LLC), exhibits and other documentation and information required pursuant to the terms and conditions of this Agreement; and”

(q) Section7.1.1(iii) of the Purchase Agreement is amended and restated to read as follows:

“(iii) [Intentionally Removed];”

(r) Section 7.1.1(v) of the Purchase Agreement is amended and restated to read in its entirety as follows:

“(v) by the Purchaser on written notice to the Sellers if any of the conditions set forth in Section 6.1.1 shall have become incapable of fulfillment (for example, because the Parties and their legal counsel reasonably believe that approval by Nasdaq of a Nasdaq Initial Listing (as defined in Section 9.16), will not be able to be obtained by the Required Closing Date) and shall not have been waived by the Purchaser; provided that the right to terminate this Agreement pursuant to this Section 7.1.1(v) shall not be available if the failure of the Purchaser to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date; or”

(s) Section 7.1.1(vi) of the Purchase Agreement is amended and restated to read as follows:

“(vi) by the Sellers on written notice to the Purchaser, if any of the conditions set forth in Section 6.1.1 shall have become incapable of fulfillment (for example, because the Parties and their legal counsel reasonably believe that approval by Nasdaq of a Nasdaq Initial Listing (as defined in Section 9.16), will not be able to be obtained by the Required Closing Date) and shall not have been waived by the Purchaser; provided that the right to terminate this Agreement pursuant to this Section 7.1.1(vi)shall not be available if the failure of the Sellers to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date; or”

First Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

(t) Section 8.4.1(i)(h) is amended to replace the word “agreegate” with “aggregate.”

(u) Section 8.4.2(ii)(e) of the Purchase Agreement is amended and restated to read in its entirety as follows:

“(e) issue any securities (other than upon the settlement, conversion or exercise of outstanding securities and/or convertible securities which are outstanding on the date of this Agreement, assuming no amendment to the terms thereof, after the date hereof, except in connection with pre-existing anti-dilutive rights), incur any debt or acquire any assets or securities other than in the Ordinary Course, and except for (1) the issuance of up to 500,000 shares of Common Stock, options or other equity awards, to officers, directors or consultants, under previously established equity incentive plans, pursuant to the terms of such plans; (2) shares repurchased pursuant to the terms of the Purchaser’s previously announced repurchase program and (3) one or more of the following, each of which is subject to Purchaser obtaining the prior written consent of Sellers (in their sole discretion): (i) debt incurred in connection with the borrowing of funds to pay the Purchase Price; and (ii) up to 15 million shares of Common Stock issuable in connection with fund raising activities to pay the Purchase Price or for general working capital, or issuable upon convertible securities issued in connection therewith; or”

(v) Section 8.10 of the Purchase Agreement is amended and restated to read as follows:

“8.10 [Intentionally Removed];”

(w) Section 9.14 of the Purchase Agreement is amended and restated to read in its entirety as follows:

“9.14. Financing. By the Required Financing Date, the Purchaser shall have the Required Financing in a sufficient amount to pay the Closing Cash Consideration and Allocated Closing Cash Portion (if applicable). The Purchaser shall have successfully raised or accumulated the Required Financing on the Closing Date on terms reasonably satisfactory to Sellers.”

First Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

(x) Section 9.16 of the Purchase Agreement is amended and restated to read in its entirety as follows:

“9.16. Nasdaq Approval. Purchaser, with Sellers’ reasonable cooperation, shall use its reasonable best efforts to complete the Acquisition and the transactions related thereto in a manner that is reasonably expected to result in the Purchaser Common Stock, including the Purchaser Common Stock contemplated to be issued pursuant to this Agreement, to remain listed on the Nasdaq Capital Market following the Closing. To the extent that NASDAQ requires the combined company to apply for the listing of the combined company following the Acquisition under NASDAQ Rule 5110(a) (a “Nasdaq Initial Listing”), provide the information required for an initial listing application pursuant to NASDAQ Rule 5110 and shall cooperate with each other in the preparation of such application and obtaining such listing. If and to the extent required by NASDAQ, the listing of the combined company following the Acquisition under NASDAQ Rule 5110(a) shall be a required condition to the Closing; provided that even if such listing application is not required by NASDAQ, the listing of the Purchaser Common Stock on Nasdaq upon Closing shall be a required condition of the Closing.”

(y) Section 9.17 of the Purchase Agreement is amended and restated to read in its entirety as follows:

“9.17. Fairness Opinion. The written opinion of the Financial Advisor to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Acquisition is fair, from a financial point of view, to Purchaser, and such opinion shall not have been materially amended or rescinded immediately as of the Closing.”

(z) A new Section 11.1.24A shall be added to the Purchase Agreement, immediately following Section 11.1.24 (i.e., the definition of “Control”) and immediately before Section 11.1.25 (i.e., the definition of “Determination Date”), which shall read as follows:

“11.1.24A “Day-to-Day Management Agreement” shall mean that certain Day-to- Day Management Agreement in the form of Exhibit C hereto (subject to reasonable, mutually agreed upon revisions prior to Closing).”

(aa) A new Section 11.1.9A shall be added to the Purchase Agreement, immediately following Section 11.1.9 (i.e., the definition of “Cash Consideration”) and immediately before Section 11.1.10 (i.e., the definition of “Claim”), which shall read as follows:

“11.1.9A “Cause” shall have the meaning set forth in Section 1.5 of the Voting Agreement (but apply to the removal of an employee of the Purchaser, not a Nominated Person or Board Appointee).”

First Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

(bb) A new Section 11.1.100A shall be added to the Purchase Agreement, immediately following Section 11.1.100A (i.e., the definition of “Twelve-Month Trailing

EBITDA”) and immediately before Section 11.1.101 (i.e., the definition of “VWAP”), which shall read as follows:

“11.1.100A “Voting Agreement” shall mean that certain Nominating and Voting Agreement in the form of Exhibit D hereto (subject to reasonable, mutually agreed upon revisions prior to Closing).”

(cc) Section 11.1.78 of the Purchase Agreement is amended and restated to read in its entirety as follows:

“11.1.78 “Required Financing” means up to $30,000,000 in financing raised or accumulated by the Purchaser for the purpose of paying the Closing Cash Consideration (and, if applicable, the Allocated Closing Cash Portion). The Required Financing may take the form of, to list four non-exhaustive examples, (i) the accumulation of sufficient cash in hand by the Purchaser from normal, day-to-day business operations; (ii) a portion of the Aggregate Required Closing Cash, to the extent the same constitutes an approved Allocated Closing Cash Portion pursuant to Section 2.1(c) hereof; (iii) additional capital based on the investment of funds by one or more new stockholders of the Purchaser, in exchange for the issuance of shares, warrants, or other securities of the Purchaser, all under reasonable and customary terms substantially consistent with other, prior capital raises by the Purchaser; and (iv) one or more reasonable and customary loan financing transactions. Purchaser shall not commit to or consummate any Required Financing transaction under sections (iii) or (iv) in the preceding sentence, without obtaining Sellers’ prior written consent (in their sole discretion) to the material terms of the transaction.”

(dd) Section 11.1.79 of the Purchase Agreement is amended and restated to read in its entirety as follows:

“11.1.79 “Required Financing Date” means the Closing Date.”

(ee) Section 11.1.80 of the Purchase Agreement is amended and restated to read as follows:

“11.1.80 [Intentionally Removed].”

(ff) Section 11.1.97 of the Purchase Agreement is amended and restated to read in its entirety as follows:

“11.1.97 “Transaction Documents” shall mean this Agreement, the Transfer Instrument for Meridian Serbia, the Transfer Instrument for Meridian Montenegro, the Transfer Instrument for Meridian Malta, the Transfer Instrument for Meridian Cyprus, the Promissory Notes, the Day-to-Day Management Agreement, the Voting Agreement, Purchaser Reorganization Documents, Seller Certification, Purchaser Certification, and any other certificate, instrument, or agreement contemplated by this Agreement to which the Purchaser or the Sellers are a party.”

First Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

(gg) Section 12.3 of the Purchase Agreement is amended and restated to read in its entirety as follows:

“12.3. Assignment; Successors in Interest. No partial or full assignment, transfer, pledge, or other collateralization of this Agreement by either Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Party or Parties (in its or their sole discretion), as the case may be.

The Parties acknowledge that Purchaser may, in the course of seeking the Required Financing, solicit Sellers’ consent hereunder for certain limited assignments, transfers, pledges, or other collateralizations, upon the request of the relevant lender, investor, or other third party engaging in the Required Financing transaction. If so, Purchaser shall include the relevant terms of the assignment, transfer, pledge, or other collateralization in soliciting the Sellers’ consent to the Required Financing transaction pursuant to Section 11.1.78 hereto. Under no circumstances whatsoever (even if contemplated in such terms) will the assignment, transfer, pledge, or other collateralization directly or indirectly relieve Purchaser of any of its obligations hereunder (and Purchaser shall remain jointly and severally liable to Sellers for all of its obligations in this Agreement). Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

(hh) The parties acknowledge and agree that despite the existing Table of Contents of the Purchase Agreement (in the executed, delivered version) consisting of a “redline” inadvertently containing “tracked changes,” that is the correct Table of Contents, subject to the changes set forth in this Amendment, which the Parties acknowledge are not reflected in such Table of Contents.

(ii) The List of Exhibits immediately following the Table of Contents of the Purchase Agreement is amended and restated to read as follows:

“LIST OF EXHIBITS

Exhibit A	Form of Stock Registration Form
Exhibit B	Form of Certificate of Accredited Investor Status
Exhibit C	Day-to-Day Management Agreement
Exhibit D	Voting Agreement
Exhibit E	[Intentionally Omitted.]
Exhibit F	Form of the Share Transfer Instrument for Meridian Serbia
Exhibit G	Form of the Share Transfer Instrument for Meridian Montenegro
Exhibit H	Form of the Share Transfer Instrument for Meridian Malta
Exhibit I	Form of the Share Transfer Instrument for Meridian Cyprus
Exhibit J	Form of Promissory Note
Exhibit K	Form of Certificate of Designation for Series C Preferred Shares
Exhibit L	[Intentionally Omitted.]
Exhibit M	[Intentionally Omitted.]

First Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

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(jj) The Day-to-Day Management Agreement attached as Exhibit C to this Amendment shall be deemed Exhibit C to the Purchase Agreement; the Nominating and Voting Agreement attached as Exhibit D to this Amendment shall be deemed Exhibit D to the Purchase Agreement; and the Form of Certificate of Designation for Series C Preferred Shares attached as Exhibit K to this Amendment shall be deemed Exhibit K to the Purchase Agreement.

2. Consideration. Each of the Parties agrees and confirms by signing below that they have received valid consideration in connection with this Amendment and the transactions contemplated herein.

3. Mutual Representations, Covenants and Warranties. Each of the Parties, for themselves and for the benefit of each of the other Parties hereto, represents, covenants and warranties that:

(a) Such Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Amendment and to consummate the transactions contemplated hereby. This Amendment constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b) The execution and delivery by such Party and the consummation of the transactions contemplated hereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such party is bound or affected; and

(c) Any individual executing this Amendment on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Amendment on behalf of such entity.

4. Further Assurances. The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Amendment and the transactions contemplated herein.

First Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

5. Effect of Amendment. Upon the effectiveness of this Amendment, each reference in the Purchase Agreement to “Purchase Agreement”, “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Purchase Agreement, as applicable, as modified and amended hereby.

6. Purchase Agreement to Continue in Full Force and Effect. Except as specifically modified or amended herein, the Purchase Agreement and the terms and conditions thereof shall remain in full force and effect.

7. Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Amendment and are hereby made a part hereof as if set out in full herein.

8. Entire Agreement. This Amendment sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the Parties, whether written, oral or otherwise, except for the Purchase Agreement, and this Amendment shall be read in connection with, the Purchase Agreement.

9. Assignment; Successors in Interest. No assignment or transfer by either Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties. This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

10. Governing Law; Disputes. This Amendment shall be governed exclusively by and construed and enforced in accordance with the internal Laws of the State of Nevada without reference to its conflict of law provisions. Disputes under the Amendment shall be subject to Section 12.6 of the Purchase Agreement, which section is incorporated by reference herein.

11. Severability. If any term, provision, covenant or condition of this Amendment is held by the arbitrator(s) to exceed the limitations permitted by applicable Law, as determined by such arbitrator(s) in such action, then the provisions will be deemed reformed to the maximum limitations permitted by applicable Law and the Parties hereby expressly acknowledge their desire that in such event such action be taken. Notwithstanding the foregoing, the Parties further agree that if any term, provision, covenant or condition of this Amendment is held by arbitrator(s) to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and in no way shall be affected, impaired or invalidated. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

12. No Presumption from Drafting. This Amendment has been negotiated at arm’s- length between Persons knowledgeable in the matters set forth within this Amendment. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Amendment, no presumption for or against any Party arising out of drafting all or any part of this Amendment will be applied in any action relating to, connected with or involving this Amendment. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Amendment against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Amendment shall be interpreted in a reasonable manner to affect the intentions of the Parties.

First Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

13. Review and Construction of Documents. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Amendment, said Party has fully informed itself of the terms, contents, conditions and effects of this Amendment; (b) said Party has relied solely and completely upon its own judgment in executing this Amendment; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Amendment; (d) said Party has acted voluntarily and of its own free will in executing this Amendment; and (e) this Amendment is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

14. Electronic Signatures. Except as otherwise required by applicable Law, this Amendment and any signed agreement or instrument entered into in connection with this Amendment, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or by DocuSign, SimpliSafe, or similar software (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute the original form of this Amendment and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

First Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written to be effective as of the Effective Date.

PURCHASER: Golden Matrix Group, Inc.

By:	/s/ Anthony B. Goodman
Name: Anthony B. Goodman
Title: Chief Executive Officer

SELLERS:

By:	/s/ Aleksandar Milovanović
Name: Aleksandar Milovanović

By:	/s/ Zoran Milosevic
Name: Zoran Milosevic

By:	/s/ Snežana Božović
Name: Snežana Božović

First Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

Exhibit C

Form of Day-to-Day Management Agreement

(See attached.)

DAY-TO-DAY MANAGEMENT AGREEMENT

This Day-to-Day Management Agreement (hereinafter referred to as the “Agreement”) is made and entered into as of                                          , 2023 (the “Commencement Date”), by and between Golden Matrix Group, Inc., a Nevada corporation (hereinafter referred to as “Parent”), and Zoran Milosevic, an individual (hereinafter referred to as “Milosevic”).

R E C I T A L S:

A. On June 28, 2023, Parent entered into a Sale and Purchase Agreement of Share Capital (as amended from time to time, the “Purchase Agreement”) with Aleksandar Milovanović, Milosevic and Snežana Božović (collectively, the “Sellers”), the owners of Meridian Tech Društvo Sa Ograničenom Odgovornošću Beograd, a private limited company formed and registered in and under the laws of the Republic of Serbia; Društvo Sa Ograničenom Odgovornošću “Meridianbet” Društvo Za Proizvodnju, Promet Roba I Usluga, Export Import Podgorica, a private limited company formed and registered in and under the laws of Montenegro; Meridian Gaming Holdings Ltd., a company formed and registered in the Republic of Malta; and Meridian Gaming (Cy) Ltd, a company formed and registered in the republic of Cyprus (collectively, the “MB Subsidiaries”, and individually an “MB Subsidiary”).

B. Pursuant to the Purchase Agreement, which closed on the date hereof, the Parent acquired 100% of the MB Subsidiaries, with each MB Subsidiary becoming a wholly-owned subsidiary of Parent.

C. A material reason for the Parent’s interest in acquiring the MB Subsidiaries pursuant to the Purchase Agreement was the profitable, efficient operation of the MB Subsidiaries prior to the date hereof.

D. Given his existing role as Chief Executive Officer of the MB Subsidiaries, Milosevic is experienced in the management of the MB Subsidiaries and Parent desires for Milosevic to continue to manage the MB Subsidiaries on the terms and subject to the conditions set forth in this Agreement.

E. Parent desires to engage Milosevic to continue to manage the operation of the MB Subsidiaries and Milosevic desires to perform such services for Parent on the terms and conditions hereinafter specified.

F. The rights and obligations of the parties set forth herein shall be in addition to the terms of that certain Employment Agreement between the Parent and Milosevic dated on or around the date hereof (the “Employment Agreement”), provided that the entry into this Agreement is a required term and condition of the Purchase Agreement and Employment Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained and included in the Employment Agreement, and other good and valuable consideration, which the parties acknowledge receipt of and sufficiency of, the parties hereto agree as follows:

Day-to-Day Management Agreement

ARTICLE I.

TERMS OF ENGAGEMENT - STANDARDS OF PERFORMANCE

Section 1.01 Management. Parent hereby engages Milosevic as the manager of the MB Subsidiaries to supervise and direct the day-to-day operation of the MB Subsidiaries on the terms and conditions hereinafter set forth. Milosevic hereby accepts such engagement and agrees to manage the MB Subsidiaries and to diligently perform and discharge the duties and responsibilities set forth herein.

Section 1.02 Role. Milosevic shall manage the MB Subsidiaries through the continuation of his existing role as Chief Executive Officer of each of the MB Subsidiaries.

ARTICLE II.

TERM

Section 2.01 Term. The Initial Term of this Agreement (hereinafter referred to as the “Term”) shall commence on the Commencement Date and shall expire on the 2nd anniversary of the Commencement Date, unless otherwise extended with the mutual agreement of the parties.

Section 2.02 Termination. Subject to Section 9.01, (a) Parent shall have the right to terminate this Agreement immediately, upon the termination of the Employment Agreement for any reason, other than without cause, in accordance with its terms; (b) Milosevic shall have the right to terminate this Agreement immediately upon the termination of that certain Voting Agreement entered into on or around the date hereof by Parent and each of the Sellers (the “Voting Agreement”); and (c) notwithstanding anything therein to the contrary, Milosevic shall have the right to terminate the Voting Agreement immediately upon the expiration or termination of this Agreement. This Agreement may also be terminated upon a Default hereof as described in Article VII.

Section 2.03 Rights and Obligations Upon Termination. No party shall have any rights or obligations hereunder after termination of this Agreement as set forth in Section 2.02, above, except that Milosevic shall promptly deliver to Parent all records, contracts, leases, receipts for deposits, unpaid bills and other data and documents in possession of Milosevic relating to the MB Subsidiaries. Any expiration or termination of this Agreement shall in no way affect or impair any rights or obligations of either party hereto arising (i) prior to such expiration or termination or (ii) under the Employment Agreement.

ARTICLE III.

MANAGEMENT FEE

Section 3.01 Management Fee. Parent shall pay Milosevic compensation with respect to his services hereunder in the amount of Ten U.S. Dollars ($10.00) per year, separate and in addition to whatever additional compensation may be owed to Milosevic by the Parent or the MB Subsidiaries under the Employment Agreement.

Day-to-Day Management Agreement

ARTICLE IV.

BUDGET FOR THE MB SUBSIDIARIES

Section 4.01 Budget. At least once per calendar year, but more frequently at the request of Milosevic and/or the Parent’s Chief Executive Officer (the “CEO”) (but not more frequently than semi-annually), Milosevic shall cause the preparation of a budget for the upcoming year (or such shorter period as the parties may in their discretion determine) for the MB Subsidiaries (the “Budget”). Milosevic shall submit the Budget to the CEO for his/her approval (not to be unreasonably delayed or withheld). If the CEO responds with any reasonable objections or requests for edits, then Milosevic shall, within ten (10) business days, cause the implementation of the same and re-submit the Budget to the CEO for approval. If at any time the CEO does not respond within ten (10) business days, then the Budget shall be deemed approved. If at any point Milosevic and the CEO cannot agree to the terms of a Budget within a relevant ten (10) business day period, (i) the Budget already then in effect shall “roll over” and continue to govern, subject to any and all changes to which Milosevic and the CEO agreed; and (ii) the independent members of the Parent’s Board of Directors shall consider the items in dispute and approve the Budget for the applicable period for which a Budget is sought, which shall become the approved Budget of the parties. The Budget shall include expenses on a line-item basis. Each of the parties hereto acknowledge and agree that the Budget will represent an estimate only, and that actual expenditures may vary from those set forth in the applicable Budget.

ARTICLE V.

DUTIES AND RESPONSIBILITIES OF MILOSEVIC

During the Term, Milosevic shall have the following duties and responsibilities, except when performance thereof is prevented by strikes, fire, casualty, labor/work stoppage, pandemic/epidemic, or any other “act of God” or event beyond his control:

Section 5.01 Operation and Management. Milosevic shall operate and manage the day- to-day operations of the MB Subsidiaries in a commercially reasonable, customary, businesslike, and efficient manner. The services of Milosevic hereunder are to be of a scope and quality not less than those generally performed by executives/managers of other similarly-situated entities in the jurisdictions where the MB Subsidiaries operate. Milosevic shall consult with the Parent and keep the Parent advised as to all major or extraordinary matters and decisions affecting the MB Subsidiaries.

Section 5.02 Records and Compliance. Milosevic shall use commercially reasonable efforts to cause the MB Companies to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Parent may, from time to time, request or require, fully account for all material money, records, equipment, materials, or other property belonging to the Parent of which an MB Subsidiaries may have custody, and promptly pay and deliver the same whenever an MB Company may be reasonably directed to do so by the Parent, consistent with this Agreement. Milosevic shall use commercially reasonable efforts to cause the MB Subsidiaries to maintain the Parent’s compliance with all rules and regulations of the Securities and Exchange Commission (“SEC”), and reporting requirements for publicly traded companies under the Securities Exchange Act of 1933, as amended (the “Exchange Act”). Milosevic shall at all times comply, and use commercially reasonable to cause the MB Subsidiaries to comply, with the then- current good corporate governance standards and practices as prescribed by the SEC, any exchange on which the Parent’s capital stock or other securities may be traded and any other applicable governmental entity, agency or organization.

Day-to-Day Management Agreement

Section 5.03 Laws. Milosevic shall use commercially reasonable efforts to cause the MB Subsidiaries to act in material compliance with (i) any and all judicial decisions, orders, injunctions, writs, statutes, laws, rulings, rules, codes, regulations, permits, certificates, or ordinances of any courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever of any governmental unit (federal, state, county, district, municipal, city, or otherwise) and any quasi-governmental authorities and other agencies and organizations, whether now or hereafter in existence, which have jurisdiction over all or any portion of the MB Subsidiaries’ operations, and (ii) any and all insurance requirements, documents, or instruments relating to Parent, Milosevic or the MB Subsidiaries (hereinafter referred to as the “Laws”).

Section 5.04 Compliance with Budget. Milosevic shall use commercially reasonable efforts to cause the MB Subsidiaries to operate in accordance with the Budget and the other terms and conditions of this Agreement.

Section 5.05 Extraordinary Expenses. Except in the event of a bona fide emergency, Milosevic shall use commercially reasonable efforts to cause the MB Companies to obtain the approval of Parent and/or Parent’s Board of Directors for any line-item expenses of the MB Subsidiaries which are more than $3 million greater than those estimated as set forth in the Budget, or which exceed that threshold and are not included in the Budget.

Section 5.06 Notice and Updates. Milosevic shall promptly advise the Parent upon request as to the general status of the operations of the MB Subsidiaries and shall promptly notify the Parent of any issue, concern, threat, or event, whatsoever that is reasonably likely to materially adversely affect the revenue, net income, expenses, employees, or operations of the MB Subsidiaries.

ARTICLE VI.

DUTIES AND RESPONSIBILITIES OF PARENT

During the Term, Parent shall have the following duties and responsibilities:

Section 6.01 Operation and Management. Parent shall operate and manage its, and its subsidiaries that are not MB Subsidiaries (“Non-MB Subsidiaries”), day-to-day operations in a commercially reasonable, customary, businesslike, and efficient manner. The services of its chief executive officer are to be of a scope and quality not less than those generally performed by executives/managers of other similarly-situated entities in the jurisdictions where the Parent and Non-MB Subsidiaries operate.

Section 6.02 Records and Compliance. Parent and its Non-MB Subsidiaries shall truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports required by law or customarily kept by similarly-situated entities in the jurisdictions where the Parent operates, including records and reports which fully account for all material money, records, equipment, materials, or other property belonging to the Parent. Parent and its Non-MB Subsidiaries shall maintain its compliance with all rules and regulations of the SEC and reporting requirements for publicly traded companies under the Exchange Act. Parent and its Non-MB Subsidiaries shall at all times comply with the then-current good corporate governance standards and practices as prescribed by the SEC, any exchange on which the Parent’s capital stock or other securities may be traded and any other applicable governmental entity, agency or organization.

Day-to-Day Management Agreement

Section 6.03 Laws. Parent and its Non-MB Subsidiaries shall act in material compliance with all Laws.

Section 6.04 Cooperation and Assistance. Parent shall provide reasonable cooperation and assistance to Milosevic and the MB Subsidiaries to permit them to (i) satisfy all of the obligations set forth in Article V (e.g., with respect to Section 5.02, Parent shall provide Milosevic and the MB Subsidiaries with instructions and advice with respect to the relevant SEC rules and regulations and Exchange Act reporting requirements); and (ii) to generally maximize their profitability.

Section 6.05 Non-Interference. Parent shall, consistent, and in accordance with the terms of this Agreement, allow Milosevic to operate and manage the day-to-day operations of the MB Subsidiaries without undue interference.

ARTICLE VII.

DEFAULT

Section 7.01 Default by Milosevic. The following events shall be a “Default” of Milosevic hereunder: (i) Milosevic’s fraud, gross negligence or willful misconduct in the performance of his obligations hereunder; or (ii) the material breach by Milosevic of any of his obligations hereunder, if such breach is not cured within such thirty (30) days after written notice to Milosevic is provided by Parent, or if such breach cannot reasonably be cured within thirty (30) days, if Milosevic fails to commence the cure thereof within said thirty (30) day period and thereafter fails to diligently pursue said cure or if Milosevic fails to complete said cure within sixty (60) days of such breach.

Section 7.02 Default by Parent. The following events shall be a “Default” of Parent hereunder: (i) Parent’s fraud, gross negligence or willful misconduct in the performance of its obligations hereunder; or (ii) the breach by Parent of any of its obligations hereunder, if such breach is not cured within such thirty (30) days after written notice to Parent is provided by Milosevic, or if such breach cannot reasonably be cured within thirty (30) days, if Parent fails to commence the cure thereof within said thirty (30) day period and thereafter fails to diligently pursue said cure or if Parent fails to complete said cure within sixty (60) days of such breach.

Section 7.03 Remedy. Upon the occurrence of an event of Default by Milosevic or Parent under Section 7.01 or Section 7.02 hereof, the non-defaulting party may terminate this Agreement by providing written notice to the defaulting party.

Day-to-Day Management Agreement

ARTICLE VIII.

NOTICES

Section 8.01 Notices. All notices and other communications hereunder (“Notices”) shall be in writing and shall be deemed given if delivered via e-mail with no bounce-back or “undeliverable” message, if to the Parent, to Anthony Brian Goodman at brian@goldenmatrix.com and if to Milosevic at z@meridianbet.com (with a copy at mg@h2law.com) (or at such other address for a Party as shall be specified by like notice with at least five days prior written notice). Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: in the case of a notice sent by email that the computer of the person sending the email message has generated a receipt evidencing that the recipient has read the email message; upon telephone confirmation of receipt; or upon email reply from the person to whom the email was sent (i) confirming receipt of the email, or (ii) responding to the email and including the text thereof in the body of the response.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and neither Party shall assign this Agreement or subcontract out his or its obligations hereunder without the prior written consent of the other Party. Notwithstanding the preceding sentence, if Milosevic were to pass away, become materially disabled/impaired, or cease to be employed by the Parent or MB Subsidiaries, then (prior to any potential termination under Section 2.02 taking effect) one of the other Sellers has the right to appoint a successor to the role of Chief Executive Officer and day-to- day manager of the MB Subsidiaries (the “Designee”), and upon such appointment and upon the execution of a joinder to this Agreement by such Designee, in form reasonably acceptable to Parent, confirming Designee’s agreement to each provision hereof as originally made by Milosevic hereunder, (i) this Agreement shall be automatically deemed, with no further action required, to have been assigned by Milosevic to such Designee, and (ii) Parent shall be deemed to have consented to such assignment.

Section 9.02 Integration; Amendment. This Agreement, including any exhibits attached hereto and the Purchase Agreement, Employment Agreement, and other documents and instruments contemplated therein, constitutes the entire agreement between the parties hereto relative to the subject matter hereof. Any prior negotiations, representations, warranties, correspondence or understandings relative to the subject matter hereof shall be deemed to be merged in this Agreement, except for those obligations and rights set forth in the Employment Agreement. This Agreement may not be amended or modified, except in writing, executed by each of the parties hereto. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

Day-to-Day Management Agreement

Section 9.03 Governing Law; Venue. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Nevada, including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. Any actions and proceedings arising out of or relating directly or indirectly to this Agreement or any ancillary agreement or any other related obligations shall be litigated solely and exclusively in the state or federal courts located in Las Vegas, Clark County, Nevada, and those such courts are convenient forums. Each party hereby submits to the personal jurisdiction of such courts for purposes of any such actions or proceedings.

Section 9.04 Jury Waiver. TO THE EXTENT PERMITTED BY LAW, IT IS MUTUALLY AGREED BY AND BETWEEN PARENT AND MILOSEVIC THAT THE RESPECTIVE PARTIES HERETO SHALL, AND THEY DO HEREBY, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BETWEEN THE PARTIES HERETO OR THEIR SUCCESSORS OR ASSIGNS ON ANY MATTERS ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS AGREEMENT AND THE RELATIONSHIP OF PARENT AND MILOSEVIC.

Section 9.05 No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the parties.

Section 9.06 Review and Construction of Documents. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

Day-to-Day Management Agreement

Section 9.07 Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine, DocuSign-style software, or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (including email) or as an electronic download (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re execute the original form of this Agreement and deliver such form to all other parties. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

Day-to-Day Management Agreement

IN WITNESS WHEREOF, Parent and Milosevic have caused this Agreement to be executed as of the day and year first above written.

“Parent”

Golden Matrix Group, Inc.

By:
Name: Anthony Brian Goodman
Chief Executive Officer

“Milosevic”

______________________________________
Zoran Milosevic

Day-to-Day Management Agreement

Exhibit D

Form of Nominating and Voting Agreement

(See attached.)

NOMINATING AND VOTING AGREEMENT

This Nominating and Voting Agreement (this “Agreement”), dated                                  , 2023, is entered into by and among Golden Matrix Group, Inc., a Nevada corporation (“Golden Matrix”); Anthony Brian Goodman, an individual (“Goodman”) and Luxor Capital LLC, a Nevada limited liability company (“Luxor” and together with Goodman, the “Goodman Parties”); and Aleksandar Milovanović (“Milovanović”), Zoran Milosevic (“Milosevic”), and Snežana Božović (“Bozovic”), each individuals. Each of the foregoing is a “Party” and collectively, they are the “Parties”. Milovanović, Milosevic and Bozovic are each referred to as a “Seller Party” and collectively referred to as the “Seller Parties”.

Recitals

A. Each of Golden Matrix and each Seller Party, has entered into that certain Amended and Restated Sale and Purchase Agreement of Share Capital, dated June 27, 2023 (as amended from time to time, the “Purchase Agreement”), by and between Golden Matrix, as purchaser, and each of the Seller Parties, as the shareholders of Meridian Tech Društvo Sa Ograničenom Odgovornošću Beograd, a private limited company formed and registered in and under the laws of The Republic Of Serbia (Company Id No. 08724636)(“Meridian”); Društvo Sa Ograničenom Odgovornošću “Meridianbet” Društvo Za Proizvodnju, Promet Roba I Usluga, Export Import Podgorica, a private limited company formed and registered in and under the laws of Montenegro (Company No. 50075061)(“Meridianbet”); Meridian Gaming Holdings Ltd., a company formed and registered in The Republic Of Malta (Company No. C 75631)(“Meridian Gaming”); and Meridian Gaming (Cy) Ltd, a company formed and registered in The Republic Of Cyprus (Company No. C314265)(“Meridian Gaming (Cy)”) (collectively, Meridian, Meridianbet, Meridian Gaming, and Meridian Gaming (Cy) are the “Companies”), as sellers.

B. Pursuant to the Purchase Agreement, the Seller Parties have agreed to sell all of their interests in the Companies to Golden Matrix (the “Purchase”) in consideration for (i) cash paid at closing of the purchase (the “Closing”) as well as post-Closing (both on a specific date and pursuant to a Promissory Note); and (ii) (a) an aggregate of 82,141,857 shares of common stock of Golden Matrix, $0.00001 par value per share (the “Common Stock” and the “Closing Common Shares”); (b) 1,000 newly designated shares of Series C Preferred Stock of Golden Matrix, each of which has the right to vote an aggregate of 7,500 voting shares on all Company matters (the “Series C Shares”); and (iii) the right to earn additional cash and shares of Common Stock post-Closing of the Purchase, subject to certain conditions (the “Post-Closing Shares” and collectively with the Closing Common Shares and Series C Shares, the “Golden Matrix Shares”).

C. As a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement and the issuance of such Golden Matrix Shares to the Seller Parties, the Parties are required to enter into and perform this Agreement.

D. The Parties desire to enter into this Agreement to provide for certain nomination and voting rights as set forth herein, each on the terms and subject to the conditions set forth herein.

Nominating and Voting Agreement

E. The rights and obligations set forth herein are of significant benefit to both Golden Matrix and the Seller Parties.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Agreement

1. Definitions. The defined terms in the introductory paragraphs, the defined terms set forth below, and the defined terms in the remainder of this Agreement each has the meaning so given to it whenever used throughout this Agreement; provided, however, that each capitalized term used herein but not defined herein has the meaning given to it in the Purchase Agreement.

1.1. “Board” means the Board of Directors of Golden Matrix.

1.2. “Board Appointee” means, as applicable, (a) a person designated for nomination to the Board by the Committee pursuant to its Board Appointment Right or (b) a person designed for nomination to the Board by the Seller Parties pursuant to their Board Appointment Right.

1.3. “Board Appointment Notice” means notice of a proposed Election Meeting or Consent to appoint members of the Board.

1.4. “Board Appointment Right” means the right of the Committee and/or the Seller Parties to designate a nominee for election or appointment to the Board as set forth in Section3 of this Agreement or under the Series C Designation.

1.5. “Cause” means, in the context of a basis for removal of a Nominated Person, or of reasonable grounds to not nominate or appoint a Board Appointee to the Board, that: (i) such person materially breaches any obligation, duty, covenant or agreement under any employment agreement with Golden Matrix, which breach is not cured or corrected within thirty (30) days of written notice thereof from Golden Matrix (except for breaches which cannot be cured and for which Golden Matrix need not give any opportunity to cure, or which involve gross negligence or willful misconduct); (ii) such person’s willful failure or refusal to perform or nonperformance of his/her duties required by any employment agreement with Golden Matrix or assigned by Golden Matrix through the Board, and without a reasonable, good faith basis for such person to do so; provided, however, that such person shall have first received written notice from Golden Matrix stating with specificity the nature of such failure and refusal and affording such person an opportunity, as soon as practicable, to adequately establish such reasonable, good faith basis in writing, with supporting evidence, within ten (10) days after written notice; (iii) any gross negligence or willful misconduct of such person with regard to Golden Matrix or any of its subsidiaries resulting in a material economic loss to Golden Matrix or material damage to Golden Matrix’s reputation or business relationships; (iv) such person commits any act of misappropriation of funds or embezzlement; (v) such person commits any act of fraud; (vi) such person is indicted or convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law (unless, in the case of any of the above offenses, such person adequately establishes a reasonable basis in writing, with supporting evidence, within ten (10) days, that such offense does not cast reasonable doubt on such person’s ability to perform his/her duties going forward); (vii) such person commits a substantial violation of the written policies and procedures of Golden Matrix, which breach is not cured or corrected within thirty (30) days of written notice thereof from Golden Matrix (except for breaches which cannot be cured and for which Golden Matrix need not give any opportunity to cure, or which involve gross negligence or willful misconduct); (viii) such person is not able to perform his or her duties due to the material abuse of alcohol, illegal drugs, or controlled substances, which is not cured or corrected within thirty (30) days of written notice thereof from Golden Matrix; (ix) such person’s inability or failure to secure and/or maintain any license or permit required for such person to provide services to Golden Matrix, or Golden Matrix’s inability or failure to secure and/or maintain any license or permit required for Golden Matrix’s operations, due to Golden Matrix’s engagement of such person, or such person’s status as a member of the Board, in each case, by a governmental agency with jurisdiction over a material portion of Golden Matrix’s business, including any finding of unsuitability by a material regulator; or (x) such person was or has become mentally or physically incapacitated or disabled and thus cannot perform or is reasonably unlikely to be able to perform his/her duties for a period of sixty (60) consecutive days or ninety (90) non-consecutive days in any one-year period. Except as set forth in paragraphs (vi), all determinations of Cause shall be determined in the reasonable, good faith determination of the Board or the Seller Parties, as applicable.

Nominating and Voting Agreement

1.6. “Committee” means the Nominating and Corporate Governance Committee of the Board of Directors of Golden Matrix.

1.7. “Committee Charter” means the duly adopted Charter of the Nominating and Corporate Governance Committee of Golden Matrix, substantially in the form attached as Exhibit A hereto.

1.8. “Effective Date” shall mean the latest date that (a) this Agreement has been countersigned and dated by each of the Parties hereto; and (b) the Closing Date, as such term is defined in the Purchase Agreement, provided that the Effective Date must occur prior to the Required Closing Date (as such may be extended as set forth in the Purchase Agreement), or else this Agreement shall not become effective, and provided further that this Agreement shall be of no force and effect if the Purchase Agreement is terminated pursuant to the terms of the Purchase Agreement, prior to the Closing Date.

1.9. “Golden Matrix Independent Directors” mean the independent members of the Board, other than any Seller Party Nominated Person, even if such Seller Party Nominated Person is otherwise independent.

1.10. “Goodman Parties Voting Shares” means that number of shares of Common Stock and Series B Stock held by the Goodman Parties.

Nominating and Voting Agreement

1.11. “Nasdaq” means the Nasdaq Capital Market, or such other primary exchange or market on which Golden Matrix’s Common Stock is then listed.

1.12. “Nominating Rights” means the rights and obligations set forth in Section3.

1.13. “Organizational Documents” means Golden Matrix’s Articles of Incorporation and Bylaws, as amended from time to time, and as then in effect.

1.14. “Series C Designation” means that certain Certificate of Designation of Golden Matrix Group, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of its Series C Preferred Stock, as filed with the Secretary of State of Nevada on [●], 2023, as may be amended from time to time.

2. Effective Date.

2.1. This Agreement shall become effective on the Effective Date.

3. Nominating Provisions.

3.1. With respect to any general meeting of the shareholders of Golden Matrix (the “Shareholders”) (whether annual, special, or otherwise), or pursuant to any consent to action without meeting of the Shareholders, in each case at which the election of directors is to be voted on (each, an “Election Meeting or Consent”), (a) the Committee shall have the right, pursuant to the Committee Charter, to designate for nomination to the Board three (3) Board Appointees, subject to the Committee Charter and the rules and requirements of Nasdaq (each such designated person, a “Committee Nominated Person”); (b) the Seller Parties shall have the right to designate for nomination to the Board up to two (2) Board Appointees as long as they are holders of Series C Shares, and subject to the rights and preferences set forth in the Series C Designation (each such designated person, a “Seller Party Nominated Person”, and together with the Committee Nominated Person, the “Nominated Persons”); and (c) Golden Matrix shall take any and all actions necessary (to the extent such actions are permitted by law): (i) with respect to each applicable Election Meeting or Consent, to include each Nominated Person for election to the Board as part of Golden Matrix’s slate of nominees for election as directors, (ii) to solicit proxies in order to obtain shareholder approval of the election of the Nominated Persons, including causing officers of Golden Matrix who hold proxies (unless otherwise directed by the Golden Matrix shareholder submitting such proxy) to vote such proxies in favor of the election of such Nominated Persons, (iii) to cause the Nominated Persons to be elected to the Board, including recommending that Golden Matrix’s shareholders vote in favor of the Nominated Persons in any proxy statement used by Golden Matrix to solicit the vote of its shareholders in connection with each Election Meeting or Consent, and (iv) to use or provide the same level of effort and same level of support as is used or provided for the other director nominees of Golden Matrix in connection with each Election Meeting or Consent. Notwithstanding the foregoing, at and immediately following Closing, the Parties agree that the Board will consist of (A) four (4) Board Appointees nominated by the Committee and (B) one (1) Board Appointee nominated by the Seller Parties, instead of the numbers (three (3) and two (2), respectively) noted above.

Nominating and Voting Agreement

3.2. Each Committee Nominated Person shall be selected in the sole discretion of the Committee, and each Seller Party Nominated Person shall be selected in the sole discretion of a majority of the Seller Parties as described in the Series C Designation.

3.3. The Committee shall, subject to applicable law and Golden Matrix’s Organizational Documents, have the right to designate a nominee to the Board to fill any vacancy created by reason of death, disqualification, removal or resignation of any director who was a Committee Nominated Person. The Seller Parties shall have the exclusive right to designate a nominee to the Board to fill any vacancy created by reason of death, disqualification, removal or resignation of any director who was a Seller Party Nominated Person, pursuant to the terms of the Series C Designation. Upon the receipt of an Appointment Notice with respect to any such designation, Golden Matrix shall take any and all necessary action to cause such vacancy to be filled by the applicable Nominated Person set forth in such Appointment Notice as promptly as reasonably practicable. In the absence of a designation from the Committee or the Seller Parties as specified above, such Board seat shall remain vacant until otherwise filled as provided above.

3.4. In accordance with the Series C Designation, at all times when a Seller Party is the holder of a Series C Share, the Parties shall instruct their Nominated Persons to appoint one of the Seller Party Nominated Persons as Chairperson of the Board.

3.5. Notwithstanding anything to the contrary herein, no Party hereto shall include as a nominee for election or appointment to the Board, and the Board shall not be required to take any of the actions in this Section3, in connection with any person who that Party knows is, or during his/her intended term of office will become, a Disqualified Person. If any Party has a reasonable suspicion or knows that an existing nominee or Board member is a Disqualified Person, such Party shall immediately notify all of the other Parties hereto. For the purposes hereof, a “Disqualified Person” is a person for whom the Committee or the Seller Parties, as applicable, reasonably determines (which determination shall set forth in writing the grounds for such reasonable determination) that the nomination, election or appointment of such person to the Board or retention of such person on the Board, as applicable, would (a) violate the listing rules of Nasdaq or the rules and regulations of the SEC (it being acknowledged that (1) as long as Golden Matrix is listed on Nasdaq and certain current rules remain in effect, a majority of the Board shall be “independent” and (2) certain persons may be disqualified as “bad actors” under Rule 506 promulgated under the Securities Act), (b) due to such person’s past, affiliations or otherwise, would (i) negatively affect the reputation of the Company, (ii) negatively affect the Company’s ability to complete future transactions, or (iii) disqualify the Company from undertaking any offering under applicable securities laws; (c) is improper because there would be Cause to remove or not appoint him/her if he/she were an executive or employee; and (d) is infeasible or improper because such person was or has become mentally or physically incapacitated or disabled and thus cannot perform or is reasonably unlikely to be able to perform his/her duties for a period of sixty (60) consecutive or ninety (90) non-consecutive days in any one-year period, or (c) violate the fiduciary duties that the Board owes to Golden Matrix or its shareholders; provided, however, that if the Board or the Seller Parties, as applicable, reasonably determines that any Board Appointee is unfit for service on the Board for the reasons set forth above, then Golden Matrix or the Seller Parties, as applicable, shall promptly notify the Committee or the Seller Parties, as applicable, and the Committee or the Seller Parties, as applicable, shall then be entitled to designate an alternative or replacement person as a nominee to the Board. Other than pursuant to the foregoing sentence, neither Golden Matrix nor any other Party shall have the right to object to any nominee selected pursuant to this Section 3.

Nominating and Voting Agreement

The Goodman Parties and the Company hereby represent and warrant to the Seller Parties as of the Effective Date that to the best of their knowledge, none of the existing Directors of the Company are Disqualified Persons.

For the sake of clarity, all Parties agree and confirm that none of the Seller Parties are Disqualified Persons as of the Effective Date.

3.6. This Agreement shall be read in harmony with the Organizational Documents and the rules and regulations of Nasdaq, to the maximum extent reasonably possible, and so as not to render any specific provision herein or therein redundant or meaningless. However, in the event of a reasonably unavoidable conflict or inconsistency between this Agreement and (a) the Organizational Documents, any nomination, election, or other relevant rules or procedures set forth in Golden Matrix’s Organizational Documents which conflict with the terms hereof, the Parties shall promptly take all reasonable action to request that the Board or shareholders of Golden Matrix, as the case may be, amend such provisions as required to comply with the terms hereof; or (b) the rules and regulations of Nasdaq, the rules and regulations of Nasdaq shall control for all purposes.

3.7. In accordance with Section 9.11 of the Purchase Agreement, Golden Matrix shall, following the Effective Date, use its commercially reasonable efforts to obtain and maintain in full force and effect, directors’ and officers’ insurance coverage in such coverage amounts as the Board of Directors of Golden Matrix deems reasonable, and shall procure the same no later than the Closing Date unless it is impractical or impossible to obtain. Each Seller Nominated Person shall be entitled to the same expense reimbursement and advancement, exculpation, indemnification and insurance in connection with his or her role as a director as the other members of the Board (which shall be primary over any other indemnification or insurance available to such Seller Nominated Person), as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Seller Nominated Person is a member, if any, in each case to the same extent as the other members of the Board. Each Seller Nominated Person shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee directors of Golden Matrix for their services as a director, including any service on any committee of the Board. During the term hereof and for a period of at least six (6) years after each such Seller Nominated Person’s service on the Board has concluded, Golden Matrix shall not amend, alter, repeal or waive (a) any right to indemnification or exculpation covering or benefiting any Seller Nominated Person nominated pursuant to this Agreement (whether such right is contained in the Organizational Documents or another document) or (b) any provision of the Organizational Documents, if such amendment, alteration, repeal or waiver adversely affects the rights or obligations of the Seller Parties or the Seller Nominated Person pursuant to this Agreement.

Nominating and Voting Agreement

3.8. Each Seller Nominated Person may share any information received in his or her capacity as a Board member with the Seller Parties. The Goodman Parties and Seller Parties (in this context, a “Receiving Party”), as applicable, agree that they will, and will cause their Affiliates to, keep confidential and not disclose, divulge or use for any purpose, other than to monitor and make voting, business, operational, finance, and investment decisions with respect to their investment in Golden Matrix and its subsidiaries, and other than in connection with the Goodman Parties, in connection with Goodman’s status as an officer, director and employee of Golden Matrix, subject where applicable to rules and requirements regarding the disclosure and use of material non-public information, any confidential information obtained from Golden Matrix, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.8 by the Receiving Party or its Affiliates), (ii) is or has been independently developed or conceived by the Receiving Party or its Affiliates without use of Golden Matrix’s confidential information, or (iii) is or has been made known or disclosed to the Receiving Party or its Affiliates by a third party without a breach of any obligation of confidentiality such third party may have to Golden Matrix that is known to the Receiving Party or its Affiliates; provided, however, the Receiving Party or its Affiliates may disclose confidential information (a) to their attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring and making voting, business, operational, finance, and investment decisions with respect to their investment in Golden Matrix, or (b) as may otherwise be required by law. For the sake of clarity, nothing in this Section 3.8 prohibits any Party from (i) reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the Congress, and any agency Inspector General, (ii) making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or (iii) making other disclosures that are required by applicable local, state, federal/national, or international law, which shall not require the prior approval of, or notification to, Golden Matrix. For the further sake of clarity, nothing in this Section 3.8 requires any Seller Nominated Party to share any information, confidential or otherwise, with the Seller Parties, or affords any Seller Party any right to any information of Golden Matrix or the Board; provided, however, that nothing in this sentence shall constitute a direct or indirect waiver of the Seller Parties’ rights to information or documentation under Nevada law, common law inspection rights, the Company’s Articles and Bylaws, and Nasdaq rules.

3.9. The Seller Parties shall have no liability as a result of their designation of a person for election as a director, nor for any act or omission by such nominee in his or her capacity as a director of Golden Matrix, nor shall any Party or other person have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

4. Voting Requirements.

4.1. During the Term, each Seller Party agrees to vote all Common Stock and all Series C Shares of Golden Matrix held by such Seller Party (in each such case in an Election Meeting or Consent), in such manner as may be necessary to nominate and elect (and, if applicable maintain in office) as a member of Golden Matrix’s Board, each Nominated Person.

Nominating and Voting Agreement

4.2. The Parties acknowledge and agree that the initial Seller Party Nominated Person (pursuant to the appointment right set forth in Section 3.1) will be “independent” under Nasdaq rules, and thus no Seller Party will have any direct or indirect power or authority to dictate or control how such persons vote on any proposed motion to remove Anthony Brian Goodman as Chief Executive Officer of Golden Matrix (or reduce his ultimate authority to manage Golden Matrix). As long as the following covenant does not directly or indirectly affect each such person’s independence, during the Term, each Seller Party agrees not to request, encourage, or support those independent Directors in voting to remove Anthony Brian Goodman as Chief Executive Officer of Golden Matrix (or reduce his ultimate authority to manage Golden Matrix), except as to a removal for Cause, or to the extent that failure to vote to remove Mr. Goodman would violate their fiduciary duties to the Company or its shareholders.

4.3. Each Seller Party agrees to not vote any Common Stock or Series C Shares for the removal of any Committee Nominated Person, unless such person is a Disqualified Person.

4.4. Any interest or other voting securities, or the voting rights relating thereto, of Golden Matrix, that may be owned, held or subsequently acquired in any manner, legally or beneficially, directly or indirectly, of record or otherwise, by any Seller Party, as a result of the ownership of the Common Stock or Series C Shares, or whether issued incident to any split, dividend, conversion, increase in capitalization, recapitalization, merger, consolidation, reorganization, or other transaction shall be included within the term “Common Stock”, “Series B Voting Preferred Stock”, and “Series C Shares” as used herein and shall be subject to the terms of this Agreement.

4.5. The Goodman Parties shall vote all shares of Common Stock which they hold in favor of the termination or repeal of Golden Matrix’s classified Board of Directors pursuant to Section 6.1.1(B)(iv) of the Purchase Agreement.

5. Committee Composition and Deadlocks.

5.1. During the Term, the Committee shall, subject to the rules and requirements of Nasdaq, consist of two (2) members of the Board, of which one (1) Committee member shall be a Board member designated by the Golden Matrix Independent Directors; and one (1) Committee member shall be a Board member designated by the Seller Party Nominated Persons (the “Seller Appointed Member”).

5.2. In the event there is any deadlock in the Committee, the remaining independent members of the Board who are not members of the Committee shall also vote and the final decision shall be that adopted by a majority of all of the independent members of the Board, including the Committee members.

Nominating and Voting Agreement

5.3. The Chairperson of the Committee shall be the Seller Appointed Member of the Committee.

5.4. Golden Matrix agrees that it has taken all actions necessary to amend the charter of the Committee to be consistent with the requirements of this Section5 and the Board of Golden Matrix has further amended the Bylaws of Golden Matrix to provide that the Board will constitute a maximum of five (5) members.

6. Representations of the Parties.

6.1. Goodman Parties. The Goodman Parties hereby agree that, except for this Agreement, the Goodman Parties (i) have not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to any Goodman Parties Voting Shares and (ii) have not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any Goodman Parties Voting Shares, in the case of each of clause (i) and (ii), that would prevent the Goodman Parties’ compliance with this Agreement.

6.2. Seller Parties. Each of the Seller Parties hereby agrees that, except for this Agreement, such Seller Party (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to any Common Stock or Series C Shares held by such Seller Party and (ii) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any such Common Stock or Series C Shares, in the case of each of clause (i) and (ii), that would prevent such Seller Party’s compliance with this Agreement.

6.3. Restrictions on Transfer. Each Seller Party agrees that during the term hereof, such Party shall not, and shall not permit anyone else to, (i) sell, transfer, encumber, pledge, assign or otherwise dispose of any of the Common Stock or Series C Shares held by such Party, (ii) deposit the Common Stock or Series C Shares held by such Party into a voting trust or enter into a voting agreement or arrangement with respect to the Common Stock or Series C Shares held by such Party or grant any proxy or power of attorney with respect thereto, or (iii) enter into any contract, option or other legally binding undertaking providing for any transaction provided in (i) or (ii) hereof (each a “Transfer”), unless: (1) the transferring Party first obtains the prior written consent of the Golden Matrix Independent Directors, provided that such approval shall not be unreasonably withheld, conditioned or delayed; and (2) the transferee has entered into a joinder to this Agreement, in reasonably acceptable form to Golden Matrix, agreeing to be bound by the terms hereof, as if an original Party hereto. Any Transfer not in accordance with this Section 6.3 shall be deemed to constitute a Seller Party Transfer by such Seller Party in violation of this Agreement, shall be void ab initio, and Golden Matrix shall not recognize any such Seller Party Transfer.

Nominating and Voting Agreement

7. Term. This Agreement shall become effective on the Effective Date and shall remain in effect and continue to bind the Parties until the earlier of (a) the two (2) year anniversary of the Effective Date; (b) the date that the Seller Parties have each provided Golden Matrix written notice of their intent to terminate this Agreement, at any time after the Day-to-Day Management Agreement made and entered into as of [●], 2023, by and between Golden Matrix and Milosevic has been terminated pursuant to its terms; and (c) the date that the Golden Matrix Independent Directors and Seller Parties mutually agree to terminate this Agreement (as applicable, the “Term”).

8. Miscellaneous.

8.1. Representations. Each Party hereby represents and warrants to each other Party that as of the Effective Date: (a) if it is a legal entity, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; (b) this Agreement has been duly and validly executed and delivered by such Party and this Agreement constitutes a legal and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies); (c) the execution, delivery and performance by such party of this Agreement and the consummation by such Party of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any law applicable to it, or (ii) conflict with, or result in a breach or default under, any term or condition of any material agreement or other instrument to which such Party is a party or by which such Party is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect such Party’s ability to perform its obligations hereunder.

8.2. Binding Effect; Successors and Assigns. Subject to Sections 2.1 and 4.5, this Agreement shall not be binding on any Party until the Effective Date, and shall not be binding on any Party unless and until it is executed by all Parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, heirs and permitted assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement. No Party may assign its rights hereunder without the prior written approval of the other Parties hereto (not to be unreasonably delayed or withheld).

8.3. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to any choice-of-law or conflicts of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

Nominating and Voting Agreement

(b) Each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of any federal court or state court sitting in Las Vegas, Clark County, Nevada) (“Nevada Courts”), and any appellate court from any decision thereof, in any action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such action shall be heard and determined in the Nevada Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Nevada Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in any such court and (iv) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (I) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION8.3(c). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.4. Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, or by DocuSign-style software (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Nominating and Voting Agreement

8.5. Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.6. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be given (and deemed given) in accordance with the provisions of Section 12.1 of the Purchase Agreement.

8.7. Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) each of the Seller Parties; and (b) Golden Matrix, only in the event that the Golden Matrix Independent Directors have, by majority approval of such Golden Matrix Independent Directors, approved such amendment or waiver on behalf of Golden Matrix.

8.8. Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled (i) to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and (ii) to enforce specifically the terms and provisions of this Agreement in any federal or state court located in Nevada, this being in addition to any other remedy at law or in equity, and the Parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The Parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law.

8.9. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non- defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

8.10. Severability. If any provision of this or the application of any such provision to any Party or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof or the application of such provision to any other Parties or circumstances.

Nominating and Voting Agreement

8.11. Further Assurances; Non-Circumvention. During the Term hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder. During the Term hereof, the Parties agree to refrain from directly or indirectly, circumventing the provisions of this Agreement (e.g., by soliciting, initiating, encouraging or inducing any other stockholder of Golden Matrix to vote contrary to how the Parties are obligated to vote herein).

8.12. Review of Agreement and Representations. Each Party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

8.13. Entire Agreement. This Agreement, the Purchase Agreement and (when executed) the other Transaction Documents (as defined in the Purchase Agreement) contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof, and all prior and contemporaneous negotiations, understandings, and agreements between the Parties on the matters contained herein and therein are expressly merged into and superseded by this Agreement, the Purchase Agreement, and (when executed) the other Transaction Documents. The provisions of this Agreement, the Purchase Agreement, and (when executed) the other Transaction Documents may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings. No Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements relating to such subject matter except as specifically set forth in this Agreement, the Purchase Agreement, and (when executed) the other Transaction Documents.

[Remainder of page left intentionally blank. Signature pages follow.]

Nominating and Voting Agreement

IN WITNESS WHEREOF, the Parties have executed this Nominating and Voting Agreement as of the date first written above.

Company Golden Matrix Group, Inc.

By:
Name:	Anthony Brian Goodman
Title:	CEO
Date:

Goodman Parties

Luxor Capital LLC		Anthony Brian Goodman

By:		By:
Name:	Anthony Brian Goodman	Name:	Anthony Brian Goodman
Title:	Manager	Date:
Date:

Seller Parties

Aleksandar Milovanović		Zoran Milosevic

By:		By:
Name:	Aleksandar Milovanović	Name:	Zoran Milosevic
Date:		Date:

Snežana Božović

By:
Name:	Snežana Božović
Date:

Nominating and Voting Agreement

Exhibit A

Form of Amended and Restated

Charter of the Nominating and Corporate

Governance Committee of Golden Matrix

(See attached.)

Nominating and Voting Agreement

AMENDED AND RESTATED

CHARTER OF THE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

OF GOLDEN MATRIX GROUP, INC.

Adopted by the Board of Directors on [ ], 2023

MEMBERSHIP

The Nominating and Corporate Governance Committee (the “Committee”) of the board of directors (the “Board”) of Golden Matrix Group, Inc. (the “Company”) shall consist of two directors.

Each member of the Committee shall be independent under the listing standard of the Nasdaq Capital Market, or such other exchange(s) upon which the Company’s securities are then listed from time to time (the “Exchange”).

For so long as that certain Nominating and Voting Agreement dated on or around ☑, 2023 (as amended and restated from time to time, the “Voting Agreement”), between the Company, Anthony Brian Goodman and Luxor Capital LLC, a Nevada limited liability company; and Aleksandar Milovanovic, Zoran Milosevic, and Snezana Bozovic, is in place, (a) one of the members of the Committee (the “Series C Appointee”) shall be a director appointed to the Board pursuant to the rights of the holders of the Company’s Series C Voting Preferred Stock as set forth in that certain Certificate of Designation of Golden Matrix Group, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of its Series C Preferred Stock, as filed with the Secretary of State of Nevada on [●], 2023, as may be amended from time to time (the “Certificate of Designation” and the “Series C Director Appointment Right”), with such directors appointed pursuant to the Series C Director Appointment Right having sole authority to determine such director appointment to the Committee; (b) one of the members of the Committee shall be a member of the Board who is appointed to the Board by the independent members of the Board other than those directors appointed to the Board pursuant to the Series C Director Appointment Right; and (c) the director appointed to the Board pursuant to (a) above shall serve as the Chairperson of the Committee.

In the event of a deadlock between the Committee members, the remaining independent members of the Board who are not members of the Committee shall also vote and the final decision shall be that adopted by a majority of all of the independent members of the Board, including the Committee members.

Resignation or removal of a Committee member from the Board for any reason will automatically constitute resignation or removal from the Committee.

OPERATIONS

The Board shall designate one member of the Committee to act as its chairperson (the “Chair”), which person shall be the Series C Appointee for so long as the Voting Agreement remains in effect. The Committee will meet a minimum of once a year. Additional meetings may occur as the Committee or its chair deems advisable. The Committee may also meet periodically in executive session without Company management present. The Committee will cause to be kept adequate minutes of its proceedings, and will report on its actions and activities at the next quarterly meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone, video conferencing or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized to adopt its own rules of procedure not inconsistent with (a) any provision of the Company’s Articles of Incorporation, (b) any provision of the Bylaws of the Company, or (c) the laws of the State of Nevada.

PURPOSE

The purpose of the Committee is to carry out the responsibilities delegated by the Board relating to the Company’s director nominations process and procedures, developing and maintaining the Company’s corporate governance policies and any related matters required by the federal securities laws.

AUTHORITY

The Committee will have access to all Company books, records, facilities and personnel as deemed necessary or appropriate by any member of the Committee. The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee has sole authority to retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, including sole authority to approve the fees and other retention terms for such persons. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

Except as otherwise delegated by the Board or the Committee, the Committee will act on behalf of the Board.

DUTIES AND RESPONSIBILITIES

The Committee shall have the following authority and responsibilities:

•

To determine the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director (the “Director Criteria”).

•

To identify and screen individuals qualified to become members of the Board, consistent with the Director Criteria. The Committee shall consider any director candidates recommended by the Company’s stockholders pursuant to the procedures set forth in the Company’s Corporate Governance Principles and described in the Company’s proxy statements. The Committee shall also consider any nominations of director candidates validly made by stockholders in accordance with applicable laws, rules and regulations and the provisions of the Company’s charter documents.

•

To select and approve the nominees for directors to be submitted to a stockholder vote at the annual meeting of stockholders, subject to approval by the Board, except to the extent otherwise provided in any designation of preferred stock of the Company, including, but not limited to the Series C Designation.

•

To develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, to review these principles at least once a year and to recommend any changes to the Board, and to oversee the Company’s corporate governance practices, including reviewing and recommending to the Board for approval any changes to the other documents and policies in the Company’s corporate governance framework, including its articles of incorporation and bylaws.

•	To develop, subject to approval by the Board, a process for an annual evaluation of the Board and its committees and to oversee the conduct of this annual evaluation.

•

To review the Board’s committee structure and composition and to make recommendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairmen annually. If a vacancy on the Board and/or any Board committee occurs, to identify and make recommendations to the Board regarding the selection and approval of candidates to fill such vacancy either by election by stockholders or appointment by the Board.

•	To develop and recommend to the Board for approval standards for determining whether a director has a relationship with the Company that would impair his or her independence.

•

To review and discuss with management the disclosure regarding the operations of the Committee and director independence, and to recommend that this disclosure be, included in the Company’s proxy statement or annual report on Form 10-K, as applicable.

•	To monitor compliance with the Company’s Company Code of Ethics (the “Code”), to investigate any alleged breach or violation of the Code and to enforce the provisions of the Code.

•	To monitor compliance with the Company’s insider trading policy and other corporate governance and reporting policies.

OUTSIDE ADVISORS

The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a director search firm as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation, and oversee the work, of the director search firm. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of its outside counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside counsel and any other advisors.

Any director search firm, outside counsel and any other advisors retained by the Committee shall be independent, as determined in the discretion of the Committee.

DELEGATION OF AUTHORITY

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

PERFORMANCE EVALUATION

The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

The Committee shall conduct an annual evaluation of the performance of its duties under this charter and shall present the results of the evaluation to the Board. The Committee shall conduct this evaluation in such manner as it deems appropriate.

Exhibit K

Form of Certificate of Designation for Series C Preferred Shares

(See attached.)

CERTIFICATE OF DESIGNATION

OF

GOLDEN MATRIX GROUP, INC.

ESTABLISHING THE DESIGNATION, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES C PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), as well as the existing Articles of Incorporation of Golden Matrix Group, Inc., a company organized and existing under the State of Nevada (the “Corporation”), the Corporation:

DOES HEREBY CERTIFY that, the Board of Directors, by unanimous written consent of all members of the Board of Directors on                                           , 2023, duly adopted this Certificate of Designation of Golden Matrix Group, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series C Preferred Stock, by adoption of a resolution, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors by the provisions of the Articles of Incorporation of the Corporation, as amended and Section 78.1955 of the NRS, a series of the preferred stock, par value $0.00001 per share, of the Corporation be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Corporation be, and it hereby is, given the distinctive designation of “Series C Preferred Stock”: and

FURTHER RESOLVED, that the Series C Preferred Stock shall consist of one thousand (1,000) shares; and

FURTHER RESOLVED, that the Series C Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth in this Certificate of Designation (the “Designation” or the “Certificate of Designation”) below:

The Series C Preferred Stock is sometimes referred to in this Certificate of Designation as the “Series C Preferred Stock”.

1.	Dividends. The Series C Preferred Stock shall not be entitled to any dividend rights.

2.	Liquidation Rights. The Series C Preferred Stock shall not be entitled to any liquidation preference or rights upon liquidation.

3.	Conversion. The Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

3.1	Holder Conversion.

(a)

Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof (a “Holder Conversion”), from time to time, after the date hereof, at the office of the Corporation or any Transfer Agent for the Series C Preferred Stock, into that number of fully- paid, nonassessable shares of Common Stock determined by multiplying (i) the total number of shares of Series C Preferred Stock then converted by (ii) the Conversion Ratio (such shares of Common Stock issuable upon a Conversion, the “Holder Conversion Shares”). In order to effectuate the Conversion under this Section 3.1, the Holder must provide the Corporation a written notice of conversion in the form of Exhibit A hereto (the “Notice of Conversion”). The Notice of Conversion must be dated no earlier than three Business Days from the date the Notice of Conversion is actually received by the Corporation.

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(b)

Mechanics of Conversion. In order to effect a Conversion, a Holder shall fax or email a copy of the fully executed Notice of Conversion to the Corporation (or in the discretion of the Corporation, the Transfer Agent). Upon receipt by the Corporation of a facsimile or emailed copy of a Notice of Conversion from a Holder, the Corporation (or the Transfer Agent) shall promptly send, via facsimile or email, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation (or the Transfer Agent) expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation (or the Transfer Agent) regarding the Holder Conversion. The Holder shall surrender, or cause to be surrendered, the Preferred Stock Certificates being converted, duly endorsed, to the Corporation (or the Transfer Agent) at the address listed above (or the address of the Transfer Agent for the Series C Preferred Stock, if the Corporation is not serving as its own Transfer Agent for such Series C Preferred Stock) within three Business Days of delivering the fully executed Notice of Conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a Conversion unless either (x) the Preferred Stock Certificates; or (y) the Lost Certificate Materials described in Section 11 below, have been previously received by the Corporation or its Transfer Agent, unless such shares of Series C Preferred Stock are held in book- entry/non-certificated form. In the event the Holder has lost or misplaced the certificates evidencing the Preferred Stock, the Holder shall be required to provide the Corporation or the Corporation’s Transfer Agent (as applicable) with whatever documentation and fees each may require to re-issue the Preferred Stock Certificates and shall be required to provide such re-issued Preferred Stock Certificates to the Corporation within three Business Days of delivering the Notice of Conversion (the “Delivery Period”).

(c)

Restricted Shares. Unless the Shares are covered by a valid and effective registration under the Securities Act or the Notice of Conversion provided by the Holder includes a valid opinion from an attorney stating that such shares of Common Stock issuable in connection with the Notice of Conversion can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion, such shares shall be issued as Restricted Shares. In the event such Shares are separately covered by a contractual lock-up and/or restriction, such Shares shall be issued, in the discretion of the Corporation, with a legend disclosing such contract lock-up and/or restriction.

(d)

Delivery of Common Stock upon Conversion. Upon the receipt of a Notice of Conversion, the Corporation (itself, or through its Transfer Agent) shall, no later than the fifth Business Day following the date of such receipt (subject to the surrender of the Preferred Stock Certificates by the Holder within the period described in Section 3.1(b) or, in the case of lost, stolen or destroyed certificates, after provision of the Lost Certificate Materials), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the Holder or its nominee (x) a certificate representing the Shares and (y) a certificate representing the number of shares of Series C Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation’s Transfer Agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the Holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its Transfer Agent to promptly electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the Holder physical certificates representing the Common Stock issuable upon Conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

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(e)

Failure to Provide Preferred Stock Certificates. In the event the Holder provides the Corporation with a Notice of Conversion, but fails to provide the Corporation with the Preferred Stock Certificates or the Lost Certificate Materials (as defined in Section 11 below), by the end of the Delivery Period, the Notice of Conversion shall be considered void and the Corporation shall not be required to comply with such Notice of Conversion, unless such shares of Series C Preferred Stock are held in book entry/non-certificate form.

(f)

Conversion Disputes. In the case of any dispute with respect to a Conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance herewith as are not disputed. If such dispute is not promptly resolved by discussion between the Holder and the Corporation, the Corporation shall submit the disputed issues to an independent outside accountant (reasonably acceptable to the Holder) within ten (10) Business Days of receipt of the Notice of Conversion. The accountant, at the Corporation’s expense, shall promptly audit the calculations and notify the converting Holder and the Corporation of the results no later than five (5) Business Days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with the above.

3.2	Automatic Conversion.

(a)

Each share of Series C Preferred Stock, shall automatically and without any required action by any Holder, be converted into that number of fully-paid, nonassessable shares of Common Stock as equals the Conversion Ratio, on the Automatic Conversion Date (an “Automatic Conversion” and together with a Holder Conversion, a “Conversion”). Each Holder shall provide written confirmation to the Corporation of his, her or its Beneficial Ownership of Common Stock of the Corporation from time to time at the request of the Corporation.

(b)

Following an Automatic Conversion, the Corporation shall within two Business Days, deliver notice to each Holder that an Automatic Conversion has occurred, at the address of each Holder which the Corporation then has on record (an “Automatic Conversion Notice”); provided, that the Corporation is not required to receive any confirmation that such Automatic Conversion Notice was received by a Holder, but instead assuming such Automatic Conversion Notice was sent to the address which the Corporation then has on record for such Holder, the Automatic Conversion Notice shall be treated as received by the Holder for all purposes on the third Business Day following the date such notice was sent by the Corporation (the “Automatic Conversion Notice Receipt Date”). Within three Business Days following the Automatic Conversion Notice Receipt Date, the Corporation shall issue to each Holder all shares of Common Stock which such Holder is due in connection with the Automatic Conversion (the “Automatic Conversion Shares”, and together with the Holder Conversion Shares, the “Shares”) and promptly deliver such Automatic Conversion Shares to the address of Holder which the Corporation then has on record (a “Delivery”). The Automatic Conversion Shares issuable in connection with an Automatic Conversion shall be fully-paid, non-assessable shares of Common Stock. Unless the Automatic Conversion Shares are covered by a valid and effective registration under the Securities Act or the Holder provides a valid opinion from an attorney stating that such Automatic Conversion Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion, prior to the issuance date of such Automatic Conversion Shares, such Automatic Conversion Shares shall be issued as Restricted Shares.

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(c)

The issuance and Delivery by the Corporation of the Automatic Conversion Shares shall fully discharge the Corporation from any and all further obligations under or in connection with the Series C Preferred Stock and shall automatically, and without any required action by the Corporation or the Holder, result in the cancellation, termination and invalidation of any outstanding Series C Preferred Stock and Preferred Stock Certificates held by Holder or his, her or its assigns.

(d)

Without limiting the obligation of each Holder set forth herein (including in the subsequent clause (e)), the Corporation and/or the Corporation’s Transfer Agent shall be authorized to take whatever action necessary, if any, following the issuance and Delivery of the Automatic Conversion Shares to reflect the cancellation of the Series C Preferred Stock subject to the Automatic Conversion, which shall not require the approval and/or consent of any Holder (a “Cancellation”).

(e)

Notwithstanding the above, each Holder, by accepting such Preferred Stock Certificates hereby covenants that it will, whenever and as reasonably requested by the Corporation and the Transfer Agent, at the Corporation’s sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Corporation or the Transfer Agent may reasonably require in order to complete, insure and perfect the Cancellation, if such may be reasonably required by the Corporation and/or the Corporation’s Transfer Agent.

(f)

In the event that the Delivery of any Automatic Conversion Shares is unsuccessful and/or any Holder fails to accept such Automatic Conversion Shares, such Automatic Conversion Shares shall be held by the Corporation and/or the Transfer Agent in trust (without accruing interest) and shall be released to such Holder upon reasonable evidence to the Corporation or the Transfer Agent that such Holder is the legal owner of such Automatic Conversion Shares, provided that the Holder’s failure to accept such Automatic Conversion Shares and/or the Corporation’s inability to Deliver such shares shall in no event effect the validity of the Cancellation.

(g)	The Automatic Conversion terms described above shall supersede and take priority over the Holder’s optional Holder Conversion right in the event that there are any conflicts between such rights.

3.3

Taxes. The Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon Conversion in a name other than that in which the shares of the Series C Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall withhold from any payment due whatsoever in connection with the Series C Preferred Stock any and all required withholdings and/or taxes the Corporation, in its sole discretion deems reasonable or necessary, absent an opinion from Holder’s accountant or legal counsel, acceptable to the Corporation in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Corporation.

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3.4

No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion rights of the Holders of Series C Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section shall prohibit the Corporation from amending its Articles of Incorporation, subject to the other terms of this Designation, with the requisite consent of its shareholders and the Board of Directors, provided that such amendment will not prohibit the Corporation from having sufficient authorized shares of Common Stock to permit conversion hereunder.

3.5

Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the Conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the Conversion of all then outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the Conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation will use its commercially reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4.	Adjustments for Recapitalizations.

4.1

Equitable Adjustments for Recapitalizations. Each of (a) the Conversion Ratio set forth in Section 3.1 (the “Preferred Stock Adjustable Provisions”); (b) the Series C Voting Shares and the Conversion Ratio (to the extent not adjusted by the Preferred Stock Adjustable Provisions) (the “Common Stock Adjustable Provisions”), and (c) any and all other terms, conditions, amounts and provisions of this Designation which (i) pursuant to the terms of this Designation provide for equitable adjustment in the event of a Recapitalization (the “Other Equitable Adjustable Provisions”); or (ii) the Board of Directors of the Corporation determines in their reasonable, good faith judgment is required to be equitably adjusted in connection with any Recapitalizations, shall be subject to equitable adjustment as provided in Sections 4.2 through 4.3, below, as determined by the Board of Directors in their reasonable discretion.

4.2

Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, without a corresponding subdivision of the Series C Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted, as determined by the reasonable, good faith determination of the Board of Directors. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Series C Preferred Stock, the Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted, as determined by the reasonable, good faith determination of the Board of Directors.

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4.3

Adjustments for Subdivisions or Combinations of Series C Preferred Stock. In the event the outstanding shares of Series C Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series C Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted, as determined by the reasonable, good faith determination of the Board of Directors. In the event the outstanding shares of Series C Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series C Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted, as determined by the reasonable, good faith determination of the Board of Directors. Provided however that the result of any concurrent adjustment in the Common Stock (as provided under Section 4,2) and any series of Series C Preferred Stock (as provided under Section 4.3) shall only be to affect the equitable adjustable provisions hereof once.

4.4

Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon Conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Series C Preferred Stock shall have the right thereafter to convert such shares of Series C Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon Conversion of such Series C Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

4.5

Other Adjustments. The Board of Directors of the Corporation shall also adjust equitably, and shall have the right to adjust equitably, any or all of the Common Stock Adjustable Provisions or Other Equitable Adjustable Provisions from time to time, if the Board of Directors of the Corporation determine in their reasonable, good faith judgment that such values and/or provisions are required to be equitably adjusted in connection with any Corporation action.

4.6

Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the Conversion of the Series C Preferred Stock.

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5.	Voting.

5.1

Voting In General. In addition to any rights set forth below, on any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), each share of Series C Preferred Stock shall entitle the Holder thereof to a number of votes equal to the Series C Voting Shares. Each Holder shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation. Except as provided by law or by the other provisions of the Articles of Incorporation or this Designation, holders of Series C Preferred Stock shall vote together with the holders of Common Stock as a single class.

5.2

Amendments to this Designation. Any of the terms of this Designation may be amended solely with the approval of the independent members of the Board of Directors of the Corporation and a Simple Majority, and such amendment shall not require any other approval of the common stock holders or any preferred shareholders of the Corporation, other than as expressly required herein or by law.

5.3	No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

5.4

Board of Director Appointment Rights. For so long as the Board of Directors has at least five (5) members, the Holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect a number of members of the Board of Directors of the Corporation equal to the Series C Director Number and for so long as the Board of Directors has less than five (5) members, the Holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors of the Corporation, by a Simple Majority (as applicable, the “Series C Directors”). The Holders of the Series C Preferred Stock shall have the right to elect or re-elect the Series C Directors at each meeting, or pursuant to each written consent, of the Corporation’s shareholders for the election of directors.

Any director who shall have been elected by the holders of Series C Preferred Stock pursuant to Section 5.4 hereof, may be removed during such director’s term of office, either with or without cause, by and only by, an affirmative vote of the Holders of a Simple Majority of the then outstanding shares of Series C Preferred Stock, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of such shareholders, and any vacancy thereby created may be filled by such Holders of Series C Preferred Stock represented at the meeting or pursuant to the written consent of such shareholders. Upon any other vacancy (i.e., other than a vacancy caused by removal) in the office of a director elected by Holders of Series C Preferred Stock pursuant to Section 5.4 hereof, the Holders of a Simple Majority of the then outstanding shares of Series C Preferred Stock may, by affirmative vote, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

In the event any Series C Director elected by the holders of Series C Preferred Stock pursuant to Section 5.4 hereof is removed, resigns, fails to stand for re-election or otherwise ceases to serve as a Director of the Corporation (each a “Notification Event”), the Corporation shall provide each Holder notice of such Notification Event within ten (10) Business Days of the occurrence of such Notification Event (the “Series C Notice”). Each holder shall have a period of thirty (30) days from the date of the Corporation’s mailing of such Series C Notice (the “Series C Notice Period”) to provide the Corporation written notice of such Holder’s nominee to fill the vacancy of the former Series C Director (each a “Series C Nominee”). After the expiration of the Series C Notice Period, the Secretary of the Corporation shall total the Series C Nominee votes cast by the Holders, and the Series C Nominee receiving the highest total percentage vote for nomination of the outstanding Series C Preferred Stock, shall appear on any ballot delivered by the Corporation for the vote of the Series C Preferred Stock Holders of such replacement Series C Director (a “Replacement Director Vote”). The Replacement Director Vote shall be held as soon as practicable after the end of the Series C Notice Period.

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6.	Protective Provisions.

6.1

For so long as any Series C Preferred Stock shares are outstanding, the Corporation shall not, without first obtaining the approval (at a meeting duly called or by written consent, as provided by law) of a Simple Majority:

(a)	Amend any provision of this Designation;

(b)	Increase or decrease (other than by redemption or conversion) the total number of authorized shares of any Preferred Stock of the Corporation;

(c)	Adopt or authorize any new designation of any Preferred Stock;

(d)	Amend the Articles of Incorporation of the Corporation in a manner which adversely affects the rights, preferences and privileges of the Series C Preferred Stock;

(e)	Effect an exchange, or create a right of exchange, cancel, or create a right to cancel, of all or any part of the shares of another class of shares into shares of Series C Preferred Stock;

(f)	Issue any additional shares of Preferred Stock; or

(g)	Alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock so as to affect adversely the shares of such series.

7.	Redemption. The Series C Preferred Stock shall not have any redemption rights.

8.	Notices.

8.1

In General. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile or email transmission, and shall be effective, unless otherwise provided herein, three days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to, the Corporation’s principal executive office as set forth in its filings with the Securities and Exchange Commission, and (ii) if to any Holder to the address set forth in the records of the Corporation or its Transfer Agent, as applicable, or such other address as may be designated in writing hereafter, in the same manner, by such person.

8.2	Notices of Record Date. In the event that the Corporation shall propose at any time:

(a)	to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(b)	to voluntarily liquidate or dissolve;

then, in connection with each such event, the Corporation shall send to the Holders of the Series C Preferred Stock at least ten (10) days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (b) and (c) above.

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Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series C Preferred Stock at the address for each such Holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed. All notices to Holders having a non-U.S. address shall be sent by international express courier.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a Simple Majority, voting together as a single class.

9.

No Preemptive Rights. No Holder shall have the right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such right may from time to time be set forth in a written agreement between the Corporation and such shareholder.

10.	Reports. The Corporation shall mail to all holders of Series C Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

11.

Replacement Preferred Stock Certificates. In the event that any Holder notifies the Corporation that a Preferred Stock Certificate evidencing shares of Series C Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the Series C Preferred Stock identical in tenor and date (or if such certificate is being issued for shares not covered in a redemption or conversion, in the applicable tenor and date) to the original Preferred Stock Certificate evidencing the Series C Preferred Stock, provided that the Holder executes and delivers to the Corporation and/or its Transfer Agent, as applicable, an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation and its Transfer Agent to indemnify the Corporation from any loss incurred by it in connection with such Series C Preferred Stock certificate, and provides the Corporation and/or its Transfer Agent such other information, documents and if applicable, bonds and indemnities as the Corporation or its Transfer Agent customarily requires for reissuances of stock certificates (collectively the “Lost Certificate Materials”); provided, however, the Corporation shall not be obligated to re-issue replacement stock certificates if the Holder contemporaneously requests the Corporation to convert or redeem the full number of shares evidenced by such lost, stolen, destroyed or mutilated certificate.

12.

No Other Rights or Privileges. Except as specifically set forth herein, the Holders of the Series C Preferred Stock shall have no other rights, privileges or preferences with respect to the Series C Preferred Stock.

13.

Transfer Restrictions. The shares of Series C Preferred Stock shall not be Transferred by any Holder thereof after the Filing Date to any Person other than Aleksandar Milovanović, Zoran Milosevic, and Snežana Božović. “Transfer” means directly or indirectly (a) offering for sale, selling, pledging, hypothecating, transferring, assigning or otherwise disposing of (or enter into any transaction or device that is designed to, or could be expected to, result in the sale, pledge, hypothecation, transfer, assignment or other disposition at any time) (including, without limitation, by operation of law); or (b) entering into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the benefits or risks of ownership of the applicable securities, whether any such transaction is to be settled by delivery of securities or other securities, in cash or otherwise. In furtherance of the foregoing, the Corporation and its Transfer Agent are hereby authorized (i) to decline to make any Transfer of securities if such Transfer would constitute a violation or breach of this Section 13; and (ii) to imprint on any certificate representing Series C Preferred Stock (and/or any book-entry statement) with a legend describing the restrictions contained herein, as described below:

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THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF SUCH SERIES C PREFERRED STOCK. THESE SHARES MAY NOT BE SOLD, EXCEPT IN COMPLIANCE WITH THAT CERTIFICATE OF DESIGNATION.

Any attempted transfer in violation of the terms of this Section 13 shall be void ab initio.

14.

Construction. When used in this Designation, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Designation shall refer to this Designation as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Designation unless otherwise specified; (viii) references to “dollars”. “Dollars” or in this Designation means United States dollars; (ix) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (x) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xi) unless otherwise stated in this Designation, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”: (xii) references to “days” means calendar days; and (xiii) the paragraph and section headings contained in this Designation are for convenience only, and shall in no manner affect the interpretation of any of the provisions of this Designation.

15.	Miscellaneous.

15.1

Further Assurances. Each Holder hereby covenants that, in consideration for receiving shares of Series C Preferred Stock, that he, she or it will, whenever and as reasonably requested by the Corporation, do, execute, acknowledge and deliver any and all such other and further acts, deeds, confirmations, agreements and documents as the Corporation or its Transfer Agent may reasonably require in order to complete, insure and perfect any of the terms, conditions or provisions of this Designation.

15.2

Technical, Corrective, Administrative or Similar Changes. The Corporation may, by any means authorized by law and without any vote of the Holders of shares of the Series C Preferred Stock, make technical, corrective, administrative or similar changes in this Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series C Preferred Stock.

15.3

Waiver/Amendment. Notwithstanding any provision in this Designation to the contrary, any provision contained herein and any right of the holders of Series C Preferred Stock granted hereunder may be waived and/or amended as to all shares of Series C Preferred Stock (and the Holders thereof) upon the written consent of a Simple Majority, together with the approval of the Board of Directors of the Corporation, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series C Preferred Stock shall be required.

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15.4

Interpretation. Whenever possible, each provision of this Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

16.	Definitions. In addition to other terms defined throughout this Designation, the following terms have the following meanings when used herein:

16.1

“Automatic Conversion Date” means the date that the aggregate Beneficial Ownership of Aleksandar Milovanović, Zoran Milosevic, and Snežana Božović (collectively), falls below ten percent (10%) of the Corporation’s Common Stock then outstanding, or the first Business Day thereafter that the Corporation becomes aware of such.

16.2

“Beneficial Ownership” means beneficial ownership of the Corporation’s Common Stock (calculated pursuant to Rule 13d-3 of the Exchange Act), calculated without regard to any shares of Common Stock issuable upon conversion of the Series C Preferred Stock, nor any voting rights associated with such Series C Preferred Stock.

16.3	“Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by law to be closed in the city in which the Corporation has its principal place of business.

16.4	“Common Stock” means the common stock, $0.00001 par value per share, of the Corporation.

16.5	“Conversion Ratio” means one (1).

16.6

“Distribution” means the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Corporation for cash or property other than repurchases of Common Stock (or securities convertible into Common Stock) approved by the Corporation’s Board of Directors.

16.7	“Filing Date” means the date that this Designation is filed with the Secretary of State of Nevada.

16.8	“Holder” means the person or entity in which the Series C Preferred Stock is registered on the books of the Corporation.

16.9

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

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16.10	“Preferred Stock” means all shares of the Corporation’s issued and outstanding preferred stock, including, but not limited to the Series C Preferred Stock.

16.11	“Preferred Stock Certificates” means the stock certificate(s) issued by the Corporation representing the applicable Series C Preferred Stock shares.

16.12	“Recapitalization” means any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event described in Sections 4.2 through 4.4.

16.13

“Restricted Shares” means shares of the Corporation’s Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)):

The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.

16.14	“SEC” means the Securities and Exchange Commission.

16.15	“Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

16.16	“Series C Director Number” means:

(A) two (2), for so long as the aggregate Beneficial Ownership of Aleksandar Milovanović, Zoran Milosevic, and Snežana Božović (collectively), totals more than forty percent (40%) of the Corporation’s Common Stock then outstanding; and

(B) one (1), to the extent the aggregate Beneficial Ownership of Aleksandar Milovanović, Zoran Milosevic, and Snežana Božović (collectively), is forty percent (40%) or less of the Corporation’s Common Stock then outstanding, provided if the aggregate Beneficial Ownership of Aleksandar Milovanović, Zoran Milosevic, and Snežana Božović (collectively), shall ever be forty percent (40%) or less of the Corporation’s Common Stock then outstanding, then (B) above shall control, whether or not such Beneficial Ownership ever increases above forty percent (40%) again in the future.

16.17	“Series C Voting Shares” means seven thousand, five hundred (7,500).

16.18	“Simple Majority” means the holders of at least a majority of the issued and outstanding shares of Series C Preferred Stock.

16.19

“Transfer Agent” means initially, the Corporation, which will be serving as its own transfer agent for the Series C Preferred Stock, but at the option of the Corporation from time to time, may also mean any transfer agent which the Corporation may use for its Series C Preferred Stock.

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NOW THEREFORE BE IT RESOLVED, that the Designation is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Corporation be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Corporation, any and all documents, and to perform any and all acts necessary to reflect the Board of Directors approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Corporation and the Corporation’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Corporation.

[Remainder of page left intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, the Corporation has caused this “Certificate of Designation of Golden Matrix Group, Inc. Establishing the Designations, Preferences, Limitations and Relative Rights of Its Series C Preferred Stock,” to be duly executed this   day of                                                                          2023.

Golden Matrix Group, Inc.

By:
Name:	Anthony Brian Goodman
Title:	Chief Executive Officer

_______________

Golden Matrix Group, Inc.: Amended and Restated Certificate of Designation of Series C Voting Preferred Stock

Page 14

Exhibit A

NOTICE OF CONVERSION

This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of shares of the Series C Voting Preferred Stock of Golden Matrix Group, Inc., a Nevada corporation (the “Corporation”), pursuant to the terms and conditions of that certain Certificate of Designation of Golden Matrix Group, Inc. Establishing the Designations, Preferences, Limitations and Relative Rights of Its Series C Voting Preferred Stock (the “Designation”), approved by the Board of Directors of the Corporation on , 2023. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Designation.

Conversion: In accordance with and pursuant to such Designation, the Holder hereby elects to convert the number of shares of Series C Voting Preferred Stock indicated below into shares of Common Stock of the Corporation as of the date specified below.

Date of Conversion:

Number of Preferred Shares Held by Holder:

Amount Being Converted Hereby:

Common Stock Shares Due:

Preferred Shares Held After Conversion:

Delivery of Shares: Pursuant to this Notice of Conversion, the Corporation shall deliver the applicable number of shares of Common Stock (the “Shares”) issuable in accordance with the terms of the Designation as set forth above. If Shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. The Holder acknowledges and confirms that the Shares issued pursuant to this Notice of Conversion will, to the extent not previously registered by the Corporation under the Securities Act, be Restricted Shares, unless the Shares are covered by a valid and effective registration under the Securities Act or this Notice of Conversion includes a valid opinion from an attorney stating that such Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion.

If stock certificates are to be issued, they shall be issued in the following name and to the following address:______________-

[Continued on Next Page]

Golden Matrix Group, Inc.: Amended and Restated Certificate of Designation of Series C Voting Preferred Stock

Page 15

Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.

(Print Name of Holder)

By/Sign:

Print Name:

Print Title: